Filed pursuant to Rule 424(b)(5)
SEC File No. 333-183634

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1)
Senior Notes	$300,000,000	$38,640
Guarantees of Senior Notes	(2)	(2)

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

(2)	In accordance with Rule 457(n), no separate fee is payable with respect to guarantees of the senior notes being registered.

Filed pursuant to Rule 424(b)(5)
SEC File No. 333-183634

Prospectus supplement

(To prospectus dated August 30, 2012)

Flowserve Corporation

$300,000,000

4.000% Senior Notes due 2023

The notes will bear interest at the rate of 4.000% per year. Interest on the notes is payable on May 15 and November 15 of each year, commencing on May 15, 2014. The notes will mature on November 15, 2023. We may redeem some or all of the notes at any time before maturity at the price discussed under the section entitled “Description of the notes and guarantees—Optional redemption” beginning on page S-27 of this prospectus supplement.

The notes will be our senior unsecured obligations and will rank equally with all of our other unsubordinated indebtedness from time to time outstanding. Holders of any secured indebtedness will have claims that are prior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding. At the time of issuance, the notes will be guaranteed on a senior unsecured basis by each of our domestic subsidiaries that is a guarantor under our primary bank credit facility. The notes will be structurally subordinated to the indebtedness and other liabilities of our non-guarantor subsidiaries. See “Description of the notes and guarantees.”

The notes will not be listed on any securities exchange. There is currently no public market for the notes. The notes are a new issue of securities with no established trading market.

Investing in the notes involves risks. See the section entitled “Risk factors” beginning on page S-16 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price	Underwriting Discounts	Proceeds to Flowserve Corporation (before expenses)
Per Note	99.532%	0.650%	98.882%
Total	$298,596,000	$1,950,000	$296,646,000

Interest on the notes will accrue from November 1, 2013 to the date of delivery.

Securities entitlements with respect to the notes will be credited on or about November 1, 2013, in book-entry form through the facilities of The Depository Trust Company to the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on behalf of the purchasers.

It is expected that delivery of the notes will be made against payment therefor on or about November 1, 2013, which will be the fourth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+4”). You should note that trading of the notes on the date of this prospectus supplement may be affected by settlement. See “Underwriting (Conflicts of interest)” beginning on page S-45 of this prospectus supplement.

Joint book-running managers

BofA Merrill Lynch	J.P. Morgan	Wells Fargo Securities

Credit Agricole CIB

Co-managers

BB&T Capital Markets	BBVA	Citigroup	SMBC Nikko

October 28, 2013

S-i

About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated herein and therein by reference, on the other hand, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus and any related free writing prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related free writing prospectus, or any other offering materials is accurate as of any date other than the date on the front of such document, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Except as otherwise indicated or unless the context requires, as used in this prospectus supplement, references to “Flowserve,” “we,” “us” and “our” refer to Flowserve Corporation, a New York corporation, and its consolidated subsidiaries.

Cautionary statement concerning forward-looking statements

This prospectus supplement, the accompanying prospectus and any other offering material, and the documents incorporated by reference in this prospectus supplement, accompanying prospectus and offering material, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words or phrases such as “may,” “should,” “expects,” “could,” “intends,” “plans,” “anticipates,” “estimates,” “believes,” “predicts” or other similar expressions are intended to identify forward-looking statements, which include, without limitation, statements concerning our future financial performance, future debt and financing levels, investment objectives, implications of litigation and regulatory investigations and other management plans for future operations and performance.

The forward-looking statements are based on our current expectations, projections, estimates and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the following:

—	a portion of our bookings may not lead to completed sales, and our ability to convert bookings into revenues at acceptable profit margins;

—	changes in the global financial markets and the availability of capital and the potential for unexpected cancellations or delays of customer orders in our reported backlog;

—	our dependence on our customers’ ability to make required capital investment and maintenance expenditures;

—	risks associated with cost overruns on fixed fee projects and in accepting customer orders for large complex custom engineered products;

—	the substantial dependence of our sales on the success of the oil and gas, chemical, power generation and water management industries;

—	the adverse impact of volatile raw materials prices on our products and operating margins;

—

economic, political and other risks associated with our international operations, including military actions or trade embargoes that could affect customer markets, particularly North African and Middle Eastern markets and global oil and gas producers, and non-compliance with U.S. export/reexport control, foreign corrupt practice laws, economic sanctions and import laws and regulations;

—	our exposure to fluctuations in foreign currency exchange rates, particularly the Euro and British pound and in hyperinflationary countries such as Venezuela;

—	our furnishing of products and services to nuclear power plant facilities and other critical applications;

—	potential adverse consequences resulting from litigation to which we are a party, such as litigation involving asbestos-containing material claims;

—	a foreign government investigation regarding our participation in the United Nations Oil-For-Food Program;

—	expectations regarding acquisitions and the integration of acquired businesses;

—	our relative geographical profitability and its impact on our utilization of deferred tax assets, including foreign tax credits;

—	the potential adverse impact of an impairment in the carrying value of goodwill or other intangible assets;

—	our dependence upon third-party suppliers whose failure to perform timely could adversely affect our business operations;

—	the highly competitive nature of the markets in which we operate;

—	environmental compliance costs and liabilities;

—	potential work stoppages and other labor matters;

—	access to public and private sources of debt financing;

—	our inability to protect our intellectual property in the U.S., as well as in foreign countries; and

—	obligations under our defined benefit pension plans.

These and other risks and uncertainties are more fully discussed in the risk factors identified in “Risk factors” in this prospectus supplement, “Item 1A. Risk Factors” in Part I of the Annual Report on Form 10-K for the year ended December 31, 2012, and may be identified in our Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission (“SEC”) and/or press releases from time to time. All forward-looking statements included or incorporated by reference in this prospectus supplement are based on information available to us on the date of this prospectus supplement or the relevant incorporated document, and we assume no obligation to update any forward-looking statement.

Summary

This summary description about us and our business highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus. It does not contain all the information you should consider before purchasing the notes. You should read in their entirety this prospectus supplement, the accompanying prospectus and any other offering materials, together with the additional information described under the sections entitled “Where you can find more information” beginning on page S-50 of this prospectus supplement and “Incorporation of certain information by reference” and “Where you can find additional information” beginning on page 21 of the accompanying prospectus.

The Company

We believe that we are a world-leading manufacturer and aftermarket service provider of comprehensive flow control systems. Under the name of a predecessor entity, we were incorporated in the State of New York on May 1, 1912. Flowserve Corporation as it exists today was created in 1997 through the merger of two leading fluid motion and control companies—BW/IP and Durco International. Over the years, we have evolved through organic growth and strategic acquisitions, and our 220-year history of Flowserve heritage brands serves as the foundation for the breadth and depth of our products and services today.

We develop and manufacture precision-engineered flow control equipment integral to the movement, control and protection of the flow of materials in our customers’ critical processes. Our product portfolio of pumps, valves, seals, automation and aftermarket services supports global infrastructure industries, including oil and gas, chemical, power generation and water management, as well as certain general industrial markets where our products and services add value. Through our manufacturing platform and global network of Quick Response Centers (“QRCs”), we offer a broad array of aftermarket equipment services, such as installation, advanced diagnostics, repair and retrofitting.

We sell our products and services to more than 10,000 companies, including some of the world’s leading engineering, procurement and construction firms, original equipment manufacturers, distributors and end users. Our products and services are used in several distinct industries having a broad geographic reach. Our bookings mix by industry in 2012 consisted of:

—	oil and gas 41%

—	general industries(1) 22%

—	chemical 19%

—	power generation 14%

—	water management 4%

(1)	General industries includes mining and ore processing, pharmaceuticals, pulp and paper, food and beverage and other smaller applications, as well as sales to distributors whose end customers typically operate in the industries we primarily serve.

We define a booking as the receipt of a customer order that contractually engages us to perform activities on behalf of our customer with regard to manufacturing, service or support.

The breakdown of the geographic regions to which our sales were shipped in 2012 was as follows:

—	North America 33%

—	Europe 21%

—	Asia Pacific 20%

—	Middle East and Africa 16%

—	Latin America 10%

We have pursued a strategy of industry diversity and geographic breadth to mitigate the impact on our business of normal economic downturns in any one of the industries or in any particular part of the world we serve.

We conduct our operations through three business segments based on type of product and how we manage the business:

—	Engineered Product Division (“EPD”) for long lead-time, custom and other highly-engineered pumps and pump systems, mechanical seals, auxiliary systems and replacement parts and related services;

—	Industrial Product Division (“IPD”) for pre-configured engineered pumps and pump systems and related products and services; and

—	Flow Control Division (“FCD”) for engineered and industrial valves, control valves, actuators and controls and related services.

Our business segments share a focus on industrial flow control technology and have a high number of common customers. These segments also have complementary product offerings and technologies that are often combined in applications that provide us a competitive advantage. Our segments also benefit from our global footprint and our economies of scale in reducing administrative and overhead costs to serve customers more cost effectively.

Strategies

Our overarching objective is to grow our position as a product and integrated solutions provider in the flow control industry. This objective includes continuing to sell products by building on existing sales relationships and leveraging the power of our portfolio of products and services. It also includes delivering specific end user solutions that help customers attain their business goals by ensuring maximum reliability at a decreased cost of ownership. We seek to drive increasing enterprise value by using strategies that are well communicated throughout the company. These strategies include: disciplined profitable growth, customer intimacy, innovation and portfolio management, strategic localization, operational excellence, employee focus and sustainable business model. The key elements of these strategies are outlined below.

Disciplined Profitable Growth

Disciplined profitable growth is an important strategy focused on growing revenues profitably from our existing portfolio of products and services, as well as through the development or acquisition of new customer-driven products and services. An overarching goal is to focus on opportunities that can maximize the organic growth from existing customers and to evaluate potential new customer-partnering initiatives that maximize the capture of the product’s total life cycle. We believe we are the largest major pump, valve and seal company that can offer customers a differentiated option of flow management products and services across a broad portfolio, as well as offer additional options that include any combination of products and solution support packages.

We also seek to continue to review our substantial installed pump, valve and seal base as a means to expand the aftermarket parts and services business, as customers are increasingly using third-party aftermarket parts and service providers, such as Flowserve, to reduce their fixed costs and improve profitability. To date, the aftermarket business has provided us with a steady source of revenues and cash flows at higher margins than original equipment sales. Aftermarket sales represented approximately 41% of total sales in both 2012 and 2011. We are building on our established presence through an extensive global QRC network to provide the immediate parts, service and technical support required to effectively manage and win the aftermarket business created from our installed base.

Customer Intimacy

Customer intimacy defines our approach to being prepared to serve the needs of our current and future customers better than our competition. Through our ongoing relationships with our customers, we seek to gain a rich understanding of their business objectives and how our portfolio of offerings can help them succeed. We collaborate with our customers on the front end engineering and design work to drive flow management solutions that effectively generate the desired business outcomes. As we progress through original equipment projects, we work closely with our customers to understand and prepare for the long-term support needs for the operations with the intent of maximizing total life cycle value for our customers’ investments.

We seek to capture additional aftermarket business by creating mutually beneficial opportunities for us and our customers through sourcing and maintenance alliance programs in which we provide all or an agreed-upon portion of customers’ parts and servicing needs. These customer alliances enable us to develop long-term professional relationships with our customers and serve as an effective platform for introducing new products and services to our customers and generating additional sales.

Innovation and Portfolio Management

The ongoing management of our portfolio of products and services is critical to our success. As part of managing our portfolio, we continue to optimize our portfolio of products and services to ensure alignment with changing market requirements. We also continue to invest in research and development (“R&D”) to expand the scope of our product offerings and our deployment of advanced technologies. The infusion of advanced technologies into new products and services continues to play a critical role in the ongoing evolution of our product portfolio. Our objective is to improve the percentage of revenue derived from new products as a function of overall sales, utilizing technological innovation to improve overall product life cycle and total cost of ownership for our customers.

We employ a robust portfolio management and project execution process to seek out new product and technology opportunities, evaluate their potential return on investment and allocate resources to their development on a prioritized basis. Each project is reviewed on a routine basis for such performance measures as time to market, net present value, budget adherence, technical and commercial risk and compliance with customer requirements. Technical skill sets and knowledge are deployed across business unit boundaries to ensure that we bring the best capabilities to bear for each project. Collectively, the R&D portfolio is a key to our ability to differentiate our product and service offerings from other competitors in our target markets.

We are focused on exploring and commercializing new technologies. In many of our research areas, we are teaming with universities and experts in the appropriate scientific fields to accelerate the required learning and to shorten the development time in leveraging the value of applied technologies in our products and services. Our intent is to be a market leader in the application of advanced technology to improve product performance and return on investment for our customers.

Predictive diagnostics and asset management continue to be the biggest areas of effort for us across all our divisions. Building on the strength of our ValveSight and Technology Enabled Asset Management solutions product lines, we have continued to deploy our diagnostics capabilities into more devices and expand on the number of host control systems and third party solutions with which we can achieve interoperability. These capabilities continue to provide a key source of competitive advantage in the market place and are saving our customers time and money in keeping their operations running.

We continually evaluate acquisitions, joint ventures and other strategic investment opportunities to broaden our product portfolio, service capabilities, geographic presence and operational capabilities to meet the growing needs of our customers. We evaluate all investment opportunities through a decision filtering process to ensure a good strategic, financial and cultural fit.

Strategic Localization

Strategic localization describes our global growth strategy. We recognize that as a multi-national company it will take more than a few years to become truly global. Therefore, our strategy focuses on advancing our presence appropriately in geographies deemed to be critical to our future success as a company. This business strategy focuses on the following areas:

—	expanding our global presence to capture business in developing geographic market areas;

—	utilizing low-cost sourcing opportunities to remain competitive in the global economy; and

—	attracting and retaining the global intellectual capital required to support our growth plans in new geographical areas.

We believe there are attractive opportunities in international markets, particularly in Africa, China, India, Latin America, the Middle East and Russia, and we intend to continue to utilize our global presence and strategically invest to further penetrate these markets. In the aftermarket services business, we seek to strategically add QRC sites in order to provide rapid response, fast delivery and field repair on a global scale for our customers. In 2012, we added four QRCs, expanding our ability to effectively deliver aftermarket support globally. As of September 30, 2013, we had a global network of 177 QRCs.

We believe that our future success will be supported by investments made to establish indigenous operations to effectively serve the local market while taking advantage of low-cost manufacturing, competent engineering and strategic sourcing where practical. We believe that this positions us well to support our global customers from project conception through commissioning and throughout the life of their operations. For example, we have recently completed the construction of a new pump manufacturing site in Brazil and are in the process of constructing a new pump manufacturing site in China that is anticipated to be operational in 2014. Additionally, the expansion of our existing pump manufacturing site in India is scheduled for completion in late 2013.

We continue to develop and increase our manufacturing, engineering and sourcing functions in lower-cost regions and emerging markets such as India, China, Mexico, Latin America, the Middle East and Eastern Europe as we drive higher value-add from our supply base of materials and components and satisfy local content requirements. In 2012, these lower-cost regions supplied our divisions with direct materials ranging from 18% to 45% of divisional spending.

Operational Excellence

The operational excellence strategy encapsulates ongoing programs that work to drive increased customer fulfillment and yield internal productivity. This initiative includes:

—	driving improved customer fulfillment through metrics such as on-time delivery, cost reduction, quality, cycle time reduction and warranty cost reduction as a percentage of sales;

—	continuing to develop a culture of continuous improvement that delivers maximum productivity and cost efficiencies; and

—	implementing global functional competencies to drive standardized processes.

We seek to increase our operational efficiency through our Continuous Improvement Process (“CIP”) initiative, which utilizes tools such as value analysis, value engineering, six sigma methodology, lean manufacturing and capacity management to improve quality and processes, reduce product cycle times and lower costs. Recognizing that employees are our most valuable resource in achieving operational excellence goals, we have instituted CIP training tailored to maximize the impact on our business. To date, approximately 1,700 active employees are CIP-trained or certified as “Green Belts,” “Black Belts” or “Master Black Belts,” and are deployed on CIP projects throughout our company in operations, as well as in the front office of the business. As a result of the CIP initiative, we have developed and implemented processes to reduce our engineering and manufacturing process cycle time, improve on-time delivery and service response time, optimize inventory levels and reduce costs. We have also experienced success in sharing and applying best practices achieved in one business segment and deploying those ideas to other segments of the business.

We currently maintain six Enterprise Resource Planning (“ERP”) systems. Going forward, these six strategic ERP systems will be maintained as core systems with standard tool sets, and will be enhanced as needed to meet the growing needs of the business in areas such as e-commerce, back office optimization and export compliance. Further investment in non-strategic ERP systems will be limited to compliance matters and conversion to strategic ERP systems.

We also seek to improve our working capital utilization, with a particular focus on management of accounts receivable and inventory.

Employee Focus

We focus on several elements in our strategic efforts to continuously enhance our organizational capability, including:

—	institutionalizing our succession planning along with our leadership competencies and performance management capabilities, with a focus on key positions and critical talent pools;

—

utilizing these capabilities to drive employee engagement through our training initiatives and leadership development programs and facilitate our cross-divisional and functional development assignments;

—	developing talent acquisition programs such as our engineering recruitment program to address critical talent needs to support our emerging markets and global growth;

—	capturing the intellectual capital in the current workforce, disseminating it throughout our company and sharing it with customers as a competitive advantage;

—

creating a total compensation program that provides our associates with equitable opportunities that are competitive and linked to business and individual performance while promoting employee behavior consistent with our code of business conduct and risk tolerance; and

—	building a diverse and globally inclusive organization with a strong ethical and compliance culture based on transparency and trust.

We continue to focus on training through the distribution of electronic learning packages in multiple languages for our Code of Business Conduct, workplace harassment, facility safety, anti-bribery, export compliance and other regulatory and compliance programs. We continue to drive our training and leadership development programs through the deployment of general management development, manager competencies and a series of multi-lingual “course-in-a-box” programs that focus on enhancing people management skills.

Sustainable Business Model

The sustainable business model initiative is focused on all of the areas that have the potential of adversely affecting our reputation, limiting our financial flexibility or creating unnecessary risk for any of our stakeholders. We proactively administer an enterprise risk management program with regular reviews of high-level matters with our Board of Directors. We work with our capital sourcing partners to ensure that our credit facilities and terms are appropriately aligned with our business strategy. We also train our associates on and monitor matters of a legal or ethical nature to support understanding and compliance on a global basis.

Recent developments

Amendment to Senior Credit Facility

We are a party to a credit agreement with Bank of America, N.A., as swingline lender, letter of credit issuer and administrative agent, and the other lenders party thereto (together, the “Lenders”), providing for term debt and a revolving credit facility. We entered into the Credit Agreement on August 20, 2012, and on October 4, 2013, we entered into an amendment to the Credit Agreement (as amended, the “Credit Agreement”). The Credit Agreement provides for an aggregate commitment of $1.4 billion, including a $400.0 million term loan facility with a maturity date of October 4, 2018 (the “Term Loan Facility”) and a $1.0 billion revolving credit facility with a maturity date of October 4, 2018 (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Credit Facility”). The Revolving Credit Facility includes a $300.0 million sublimit for the issuance of commercial letters of credit, a $150 million sublimit for financial standby letters of credit and a $30.0 million sublimit for swingline loans. Subject to certain conditions, we have the right to increase the amount of the Term Loan Facility or the Revolving Credit Facility by an aggregate amount not to exceed $400.0 million.

As of September 30, 2013, we had $380.0 million outstanding under the Term Loan Facility, $196.0 million drawn under the Revolving Credit Facility and $118.4 million in letters of credit outstanding under the Senior Credit Facility. We intend to use a portion of the net proceeds of this offering to repay the current balance of the Revolving Credit Facility. See “Description of other indebtedness—Senior Credit Facility” in this prospectus supplement.

Corporate information

Flowserve Corporation is a New York corporation incorporated in May 1912. Our shares of common stock trade on the New York Stock Exchange under the symbol “FLS.” Our principal executive office is located at 5215 N. O’Connor Boulevard, Suite 2300, Irving, Texas 75039, and our telephone number is (972) 443-6500. Our website address is www.flowserve.com. Except for any documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus supplement or the accompanying prospectus.

The offering

For purposes of this section of the prospectus supplement summary, “we,” “us” and “our” refer to Flowserve Corporation and not to its subsidiaries.

Issuer	Flowserve Corporation

Securities Offered	$300,000,000 aggregate principal amount of 4.000% notes due November 15, 2023

Interest	The notes will bear interest at the rate of 4.000% per year, payable semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 2014.

Guarantees	At the time of issuance, the notes will be fully and unconditionally guaranteed by each of our domestic subsidiaries that is a guarantor under our primary bank credit facility. If additional subsidiaries guarantee our primary bank credit facility in the future, each such subsidiary also will be required to guarantee the notes. The subsidiary guarantee of any subsidiary guarantor may be released in the circumstances described under “Description of the notes and guarantees—Guarantees” in this prospectus supplement, including if such subsidiary guarantor ceases to guarantee our primary bank credit facility.

Ranking	The notes and the subsidiary guarantees will be our and the subsidiary guarantors’ senior unsecured obligations and:

—	will rank equal in right of payment with all of our and the subsidiary guarantors’ respective existing and future senior unsecured indebtedness, including the 2022 Senior Notes (as defined below);

—	will rank senior in right of payment to all of our and the subsidiary guarantors’ respective existing and future subordinated indebtedness;

—	will be effectively subordinated to any future secured indebtedness incurred by us or any of the subsidiary guarantors, to the extent of the value of the assets securing such debt; and

—	will be structurally subordinated to all of the existing and future liabilities of each of our subsidiaries that does not guarantee the notes.

See “Description of the notes and guarantees—Ranking” in this prospectus supplement.

For the nine months ended September 30, 2013 and for the year ended December 31, 2012, our non-guarantor subsidiaries accounted for $2.4 billion and $3.3 billion, respectively, of our consolidated sales and $221.3 million and $311.7 million, respectively, of our consolidated net earnings, including noncontrolling interests. As of September 30, 2013, the total outstanding liabilities of our non-guarantor subsidiaries was $1.4 billion, and the total assets of such subsidiaries was $3.1 billion.

Use of Proceeds	We estimate that the net proceeds from the offering of the notes will be approximately $295 million after deducting underwriting discounts and estimated offering expenses payable by us. We expect to use the net proceeds from the offering of the notes for the repayment of the current balance of the Revolving Credit Facility and use the remainder for general corporate purposes, which may include acquisitions. See “Use of proceeds” in this prospectus supplement.

Optional Redemption	At any time prior to August 15, 2023 (the date that is three months prior to the maturity date of the notes), we will have the right to redeem the notes, in whole or in part from time to time, at our option, at a redemption price equal to the greater of:

—	100% of the principal amount of the notes being redeemed; and

—

the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes being redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate (as defined herein) plus 25 basis points.

At any time on or after August 15, 2023 (the date that is three months prior to the maturity date of the notes), we may redeem the notes, in whole or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed.

In each case, we will also pay the accrued and unpaid interest on the principal amount being redeemed to the redemption date. See “Description of the notes and guarantees—Optional redemption” in this prospectus supplement.

Offer to Repurchase Upon Change of Control Triggering Event	Upon the occurrence of a “Change of Control Triggering Event” (as defined herein), we will be required, unless we have given written notice with respect to a redemption of the notes, within a specified period, to make an offer to purchase all notes at a price equal to 101% of the principal amount outstanding on the date of such Change of Control, plus any accrued and unpaid interest to the date of repurchase. See “Description of the notes and guarantees—Offer to repurchase upon a change of control triggering event” in this prospectus supplement.

Certain Covenants	The indenture governing the notes, among other things, limits our ability to:

—	incur indebtedness secured by principal properties;

—	enter into certain sale and leaseback transactions with respect to principal properties; and

—	enter into certain mergers, consolidations and transfers of all or substantially all of the assets of us and our subsidiaries on a consolidated basis.

The above restrictions are subject to significant exceptions. See “Description of the notes and guarantees—Certain covenants” in this prospectus supplement and “Description of debt securities and guarantees—Consolidation, Merger and Sale of Assets” in the accompanying prospectus.

Conflicts of Interest	Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, and Credit Agricole Corporate & Investment Bank, an affiliate of Credit Agricole Securities (USA) Inc., are lenders under the Revolving Credit Facility. Because a portion of the net proceeds of this offering may be used to repay all or a portion of the Revolving Credit Facility, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Credit Agricole Securities (USA) Inc., or their respective affiliates, may each receive more than 5% of the proceeds of this offering and, therefore, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Credit Agricole Securities (USA) Inc. are deemed to have a “conflict of interest” under Rule 5121 (“FINRA Rule 5121”) of the Financial Industry Regulatory Authority. This offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no qualified independent underwriter (as defined in FINRA Rule 5121) is required because the notes offered are investment grade rated (as defined in FINRA Rule 5121). To comply with FINRA Rule 5121, none of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC or Credit Agricole Securities (USA) Inc. will confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder. See “Underwriting (Conflicts of interest)—Conflicts of interest” in this prospectus supplement.

Trustee	U.S. Bank National Association

Governing Law	State of New York

Selected historical financial data

The following sets forth selected historical financial information for the periods and at the dates indicated. The selected historical financial data as of December 31, 2012, 2011 and 2010 and for the years ended December 31, 2012, 2011 and 2010 have been derived from the audited financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2012 (the “2012 Annual Report”), which is incorporated herein by reference. The selected historical financial data as of September 30, 2013 and 2012 and for the nine months ended September 30, 2013 and 2012 have been derived from the unaudited financial statements and accompanying notes included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013 (the “Third Quarter 2013 Quarterly Report”), which is incorporated herein by reference. Results of operations for the nine months ended September 30, 2013 and 2012 are not necessarily indicative of results that may be expected for any future periods.

The selected historical financial data should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed financial statements included in the Third Quarter 2013 Quarterly Report and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements included in the 2012 Annual Report. Each of the Third Quarter 2013 Quarterly Report and the 2012 Annual Report is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Nine months ended September 30,		Year ended December 31,
	2013	2012	2012	2011(a)	2010(b)
(Amounts in thousands, except percentages)	(unaudited)
Results of Operations
Sales	$3,565,179	$3,423,128	$4,751,339	$4,510,201	$4,032,036
Gross profit	1,217,624	1,133,389	1,580,951	1,513,646	1,409,693
Selling, general and administrative expense	(706,278)	(673,578)	(922,125)	(914,080)	(844,990)
Operating income	547,389	473,025	675,778	618,677	581,352
Interest expense	(38,262)	(29,876)	(43,520)	(36,181)	(34,301)
Provision for income taxes	(154,998)	(112,864)	(160,766)	(158,524)	(141,596)
Net earnings attributable to Flowserve Corporation	344,449	306,737	448,339	428,582	388,290
Net cash flows provided by operating activities	108,888	122,564	517,130	218,213	355,775
Net cash flows used by investing activities	(57,636)	(80,528)	(126,427)	(194,203)	(286,717)
Net cash flows used by financing activities	(237,009)	(164,913)	(428,922)	(238,956)	(142,913)
Financial Condition
Working capital(c)	$1,032,402	$1,310,631	$1,149,591	$1,158,033	$1,067,369
Total assets	4,696,194	4,743,748	4,810,958	4,622,614	4,459,910
Total debt	1,108,158	927,996	928,594	505,216	527,711
Retirement obligations and other liabilities	452,245	426,949	456,742	422,470	414,272
Total equity	1,810,467	2,027,225	1,894,475	2,278,230	2,113,033
Other Financial Information
EBITDA(d)	$625,973	$553,803	$783,004	$726,238	$685,893
Gross profit margin (%)(e)	34.2	33.1	33.3	33.6	35.0
EBITDA margin (%)(f)	17.6	16.2	16.5	16.1	17.0

(a)	Results of operations in 2011 include costs of $12.0 million resulting from realignment initiatives, resulting in a reduction of after tax net earnings of $8.8 million.

(b)	Results of operations in 2010 include costs of $18.3 million resulting from realignment initiatives, resulting in a reduction of after tax net earnings of $13.4 million.

(c)	Working capital reflects the Company’s current assets minus current liabilities.

(d)	EBITDA is defined as net earnings attributable to Flowserve Corporation and noncontrolling interests before interest, income taxes, other (expense) income, depreciation and amortization. EBITDA is a non-GAAP financial measure. We present EBITDA because we believe that such information is used by certain investors as a measure of a company’s historical ability to service debt and as an important supplemental measure of our performance. The following table provides a reconciliation of EBITDA during the periods presented:

	Nine months ended September 30,		Year ended December 31,
(in thousands)	2013	2012	2012	2011(a)	2010(b)
Net earnings attributable to Flowserve Corporation:	$344,449	$306,737	$448,339	$428,582	$388,290
Plus:
Net earnings attributable to noncontrolling interests	1,878	2,124	2,460	649	391
Provision for income taxes	154,998	112,864	160,766	158,524	141,596
Interest expense	38,262	29,876	43,520	36,181	34,301
Less:
Interest income	877	727	954	1,581	1,575
Other (expense) income, net	(8,679)	(22,151)	(21,647)	3,678	(18,349)

Operating income:	547,389	473,025	675,778	618,677	581,352
Plus:
Depreciation	66,700	66,027	88,572	90,653	90,509
Amortization of intangible assets and other assets	11,884	14,751	18,654	16,908	14,032

EBITDA:	$625,973	$553,803	$783,004	$726,238	$685,893

(e)	Reflects gross profit as a percentage of total sales.

(f)	Reflects EBITDA as a percentage of total sales.

Risk factors

You should carefully consider each of the following risks and all of the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the risk factors below and those set forth under the heading “Risk Factors” in our 2012 Annual Report, as well as any of our subsequently filed quarterly or current reports.

Risks related to this offering and the notes

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control. Please read this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of some of the factors that could affect our financial and operating performance.

The terms of the indenture and the notes provide only limited protection against significant corporate events and other actions we may take that could adversely impact your investment in the notes.

While the indenture and the notes contain terms intended to provide protection to the holders of the notes upon the occurrence of certain events involving significant corporate transactions, such terms are limited and may not be sufficient to protect your investment in the notes. In addition, the definition of the term “Change of Control Triggering Event” does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of your notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a Change of Control Triggering Event, we would not be required to offer to repurchase your notes prior to their maturity.

Furthermore, the indenture for the notes does not:

—	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

—	limit our ability to incur indebtedness that is equal in right of payment to the notes;

—

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes;

—	limit the ability of our subsidiaries to service indebtedness;

—	restrict our ability to repurchase, repay or prepay any other of our indebtedness; or

—	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

The notes and subsidiary guarantees are structurally subordinated to the indebtedness of our subsidiaries that are not guaranteeing the notes.

The notes will be fully and unconditionally guaranteed by each of our domestic subsidiaries that from time to time is a guarantor under our primary bank credit facility. The notes will not be guaranteed by our domestic subsidiaries that do not guarantee our primary bank credit facility or by any of our foreign subsidiaries. We also derive a portion of our income and cash flow from joint ventures that are not subsidiaries. These joint ventures will not guarantee the notes or otherwise be liable for any payments due on the notes. Our and the subsidiary guarantors’ right to participate in any distribution of assets of any non-guarantor subsidiary or joint venture upon that subsidiary’s or joint venture’s dissolution, winding-up, liquidation, reorganization or otherwise is subject to the prior claims of the creditors of that subsidiary or joint venture, except to the extent that we or a subsidiary guarantor is a creditor of the subsidiary or joint venture and we or such subsidiary guarantor’s claims are recognized. Therefore, the notes and subsidiary guarantees will be structurally subordinated to all indebtedness and other obligations of our non-guarantor subsidiaries and joint ventures (excluding any amounts owed by such subsidiaries or joint ventures to us or any subsidiary guarantor). Our non-guarantor subsidiaries and joint ventures are separate legal entities and have no obligations to pay any amounts due on the notes. The indenture governing the notes does not limit the ability of our subsidiaries to incur additional unsecured indebtedness.

For the nine months ended September 30, 2013 and for the year ended December 31, 2012, our non-guarantor subsidiaries accounted for $2.4 billion and $3.3 billion, respectively, of our consolidated sales and $221.3 million and $311.7 million, respectively, of our consolidated net earnings, including noncontrolling interests. For the nine months ended September 30, 2013 and for the year ended December 31, 2012, net earnings from our joint ventures were $36.0 million and $17.0 million, respectively. As of September 30, 2013, the total outstanding liabilities of our non-guarantor subsidiaries was $1.4 billion, and the total assets of such subsidiaries was $3.1 billion.

Under the terms of the indenture governing the notes, a subsidiary guarantor will be automatically and unconditionally released and discharged, without the consent of the holders of the notes upon the occurrence of certain events, including the release of such subsidiary guarantor as a guarantor under our primary bank credit facility. See “Description of the notes and guarantees—Guarantees” in this prospectus supplement.

The notes are unsecured and would be effectively subordinated to any future secured indebtedness incurred by us or any of the guarantors.

The notes are senior unsecured obligations, ranking effectively junior to any secured indebtedness we or any of the guarantors may incur in the future. If we or any of the guarantors incur secured debt, the assets securing any such indebtedness will be subject to prior claims by such secured creditors. In the event of our or any guarantor’s bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, or upon any acceleration of the notes, the assets that secure other indebtedness will be available to pay obligations on the notes only after all other such debt secured by those assets has been repaid in full. Any remaining assets will be available to you ratably with all of our other unsecured creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the notes then outstanding would remain unpaid.

The indenture does not restrict the amount of additional debt that we may incur.

The notes and the indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of your notes and a risk that the credit rating of the notes is lowered or withdrawn.

Restrictions on the ability of our subsidiaries to pay dividends or make distributions or other payments to us in sufficient amounts, including due to bankruptcy or insolvency, could impede our ability to satisfy our obligations, including to meet our obligations in respect of the notes.

We are a holding company, and we have no significant operations. Our primary asset is the capital stock of our subsidiaries. We rely primarily on dividends and other payments from our subsidiaries to make payments of interest, principal and premium, if any, on our indebtedness. The ability of our subsidiaries to pay dividends to us depends on their earnings, covenants contained in financing or other agreements and on statutory surplus. If the cash we receive from our subsidiaries pursuant to dividend payments and tax sharing arrangements is insufficient for us to make payments of interest, principal and premium, if any, on the notes, or if a subsidiary is unable to pay dividends to us, we may be required to raise cash through the incurrence of additional debt, the issuance of equity or the sale of assets. There is no assurance, however, that we would be able to raise cash by these means, particularly given the recent volatility in the capital markets.

If any of our subsidiaries were to become insolvent, liquidate or otherwise reorganize, we will have no right to proceed against the assets of that subsidiary. Creditors of the subsidiary would be entitled to payment in full from the subsidiary’s assets before we, in our capacity as a stockholder, would be entitled to receive any distribution from the subsidiary in our capacity as a stockholder.

If the ability of our subsidiaries to pay dividends or make other distributions or payments to us is materially restricted by bankruptcy or insolvency, or the desire to maintain their financial strength ratings, or is limited due to operating results or other factors, it could materially adversely affect our ability to make payments of interest, principal and premium, if any, on the notes.

We may redeem your notes at our option, which may adversely affect your return.

As described under “Description of the notes and guarantees—Optional redemption” in this prospectus supplement, we have the right to redeem the notes in whole or in part from time to time. We may choose to exercise this redemption right when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

We may not be able to repurchase all of the notes upon a Change of Control Triggering Event in accordance with the indenture, which would result in a default under the notes.

Upon the occurrence of a Change of Control Triggering Event under the indenture governing the notes, we will be required to offer to repurchase the notes at a price of 101% of the aggregate principal amount of the notes outstanding on the date of such Change of Control plus accrued and unpaid interest. However, we may not have sufficient funds to repurchase the notes. In addition, our ability to repurchase the notes may be limited by law or the terms of other agreements relating to our indebtedness. The failure to make such repurchase in accordance with the indenture would result in a default under the notes. For more information, see “Description of the notes and guarantees—Offer to purchase upon a change of control triggering event” in this prospectus supplement.

There may be no public trading market for the notes.

The notes are a new issue of securities for which there is currently no established trading market. A market for the notes may not develop or, if one does develop, it may not be maintained. If a market develops, the notes could trade at prices that may be higher or lower than the initial offering price or the price at which you purchased the notes, depending on many factors, including prevailing interest rates, our financial performance, the amount of indebtedness we have outstanding, the market for similar securities and the time remaining to maturity of your notes. We have not applied and do not intend to apply for listing the notes on any securities exchange or any automated quotation system. If an active market for the notes fails to develop or be sustained, the trading price and liquidity of the notes could be adversely affected.

Ratings of the notes may not reflect all risks of an investment in the notes.

The notes will be rated by at least one nationally recognized statistical rating organization. The ratings of our notes will primarily reflect our perceived financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. These ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading values of, your notes.

An increase in market rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

Federal and state fraudulent transfer laws may permit a court to void any guarantee, and, if that occurs, you may not receive any payments on such guarantee.

Federal and state fraudulent transfer and conveyance statutes may apply to the incurrence of the guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which vary from state to state, a guarantee may be voided as a fraudulent transfer or conveyance if (1) the guarantor incurred or transferred the guarantee with the intent of hindering, delaying or defrauding creditors or (2) the guarantor received less than reasonably equivalent value or fair consideration in return for incurring the guarantee and, in the case of (2) only, one of the following is also true at the time thereof:

—	the guarantor was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

—	the incurrence of the guarantee left the guarantor with an unreasonably small amount of capital to carry on its business; or

—	the guarantor intended to, or believed that it would, incur debts beyond its ability to pay as they mature.

If a court were to find that the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the guarantee or subordinate the guarantee to the guarantor’s presently existing and future indebtedness, or require the holders of the notes to repay any amounts received with respect to any such guarantee. If it is found that a fraudulent transfer or conveyance has occurred, you may not receive any repayment on the notes with respect to such guarantee.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or retires or redeems equity securities issued by the debtor.

We cannot be certain of the standards that a court would use to determine whether reasonably equivalent value or fair consideration was received or whether or not a guarantor was solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of its guarantees would not be voided or subordinated to any of its other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

—	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

—

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

—	it could not pay its debts as they become due.

The indenture governing the notes contains a “savings clause” intended to limit each subsidiary guarantor’s liability under its subsidiary guarantee to the maximum amount that it could incur without causing the guarantee to be a fraudulent transfer under applicable law. We cannot assure you that this provision will be upheld as intended. For example, in 2009, the U.S. Bankruptcy Court in the Southern District of Florida in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp N. Am., Inc. found this kind of provision in that case to be ineffective, and held the guarantees to be fraudulent transfers and voided them in their entirety. The Eleventh Circuit Court of Appeals affirmed the district court’s decision on May 15, 2012; however, the Eleventh Circuit did not address the validity of fraudulent transfer “savings clauses” directly, and thus the enforceability of these clauses remains an open issue. If the TOUSA decision were followed by other courts, the risk that the guarantees would be deemed fraudulent conveyances would be significantly increased.

Use of proceeds

We estimate that the net proceeds from the offering of the notes will be approximately $295 million after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds for the repayment of the current balance of the Revolving Credit Facility and use the remainder for general corporate purposes, which may include acquisitions. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, and Credit Agricole Corporate & Investment Bank, an affiliate of Credit Agricole Securities (USA) Inc., are lenders under the Revolving Credit Facility. See “Description of other indebtedness—Senior Credit Facility” and “Underwriting (Conflicts of interest)—Conflicts of interest” in this prospectus supplement.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Nine months ended September 30, 2013	Year ended December 31,
		2012	2011	2010	2009	2008
Ratio of earnings to fixed charges	9.5x	9.9x	10.7x	10.2x	10.3x	9.0x

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes and noncontrolling interests adjusted for undistributed income from affiliates, fixed charges and noncontrolling interests of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt expense and one-third of rental expense, which we deem to be a reasonable approximation of the interest portion of rental expense.

Capitalization

The following table sets forth our unaudited capitalization as of September 30, 2013:

—	on a historical basis; and

—	as adjusted to reflect the sale of the notes offered hereby and application of the estimated net proceeds thereof as described in “Use of proceeds” in this prospectus supplement.

This table is derived from, should be read together with, and is qualified in its entirety by reference to (i) our unaudited consolidated financial statements and the accompanying notes and (ii) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Third Quarter 2013 Quarterly Report and other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

	At September 30, 2013
(Dollars in thousands)	Actual	As Adjusted
Cash and cash equivalents	$113,751	$212,751

Total Debt:
Term Loan Facility	380,000	380,000
Revolving Credit Facility	196,000	—
3.50% Senior Notes due September 15, 2022 (net of unamortized discount)	498,247	498,247
Capital lease obligations and other borrowings	33,911	33,911
4.00% Senior Notes due November 15, 2023 offered hereby	—	300,000

Total debt	1,108,158	1,212,158
Shareholders’ equity:
Common shares, $1.25 par value	220,991	220,991
Shares authorized — 305,000
Shares issued — 176,793
Capital in excess of par value	464,990	464,990
Retained earnings	2,863,863	2,863,863
Treasury shares, at cost — 38,357 shares	(1,511,768)	(1,511,768)
Deferred compensation obligation	9,359	9,359
Accumulated other comprehensive loss	(242,778)	(242,778)
Total Flowserve Corporation shareholders’ equity	1,804,657	1,804,657
Noncontrolling interest	5,810	5,810

Total equity	$1,810,467	$1,810,467

Total capitalization	$2,918,625	$3,022,625

Description of other indebtedness

Senior Credit Facility

We are a party to a Credit Agreement with Bank of America, N.A., as swingline lender, letter of credit issuer and administrative agent, and the other lenders party thereto, providing for term debt and a revolving credit facility. We entered into this Credit Agreement on August 20, 2012 and entered into an amendment to the Credit Agreement on October 4, 2013. The Senior Credit Facility provides for an aggregate commitment of $1.4 billion, including a $400.0 million term loan facility with a maturity date of October 4, 2018 and a $1.0 billion revolving credit facility with a maturity date of October 4, 2018. The Revolving Credit Facility includes a $300.0 million sublimit for the issuance of commercial letters of credit, a $150 million sublimit for financial standby letters of credit and a $30.0 million sublimit for swingline loans. Subject to certain conditions, we have the right to increase the amount of the Term Loan Facility or the Revolving Credit Facility by an aggregate amount not to exceed $400.0 million.

As of September 30, 2013, we had $380.0 million outstanding under the Term Loan Facility, $196.0 million drawn under the Revolving Credit Facility and $118.4 million in letters of credit outstanding under the Senior Credit Facility.

The interest rates per annum applicable to the Senior Credit Facility (other than in respect of swingline loans) will be either the London Interbank Offered Rate (“LIBOR”) plus 1.125%, 1.250%, 1.500%, 1.750% or 2.000%, as applicable, depending on our debt rating by either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services, or, at our option, the base rate (to be defined as the highest of (x) the Bank of America prime rate, (y) the Federal Funds rate plus 0.50% and (z) a daily rate equal to one month LIBOR rate plus 1.0%) plus 0.125%, 0.250%, 0.500%, 0.750% or 1.000%, as applicable, depending on our debt rating by either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services. We have entered into certain interest rate swap agreements to hedge our exposure to variable interest payments related to the Senior Credit Facility. These agreements are more fully described in “Item 3. Quantitative and Qualitative Disclosures about Market Risk” and Note 4 to the Condensed Consolidated Financial Statements included in the Third Quarter 2013 Quarterly Report. As of September 30, 2013, the interest rate on the Senior Credit Facility was LIBOR plus 1.25%. A commitment fee is payable quarterly in arrears on the daily unused portions of the Senior Credit Facility. The commitment fee is 0.150%, 0.175%, 0.225%, 0.275% or 0.350%, as applicable, of unused amounts under the Revolving Credit Facility depending on our long-term, unsecured debt rating as determined by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services.

Our obligations under the Senior Credit Facility are guaranteed by certain of our domestic subsidiaries. The Lenders have agreed to release such guarantees if we achieve a BBB (stable outlook) or better debt rating from Standard & Poor’s Ratings Services and Baa2 (stable outlook) or better from Moody’s Investors Service, Inc., provided that such guarantor does not guarantee certain obligations exceeding $60,000,000.

The Credit Agreement contains, among other things, covenants defining our and our subsidiaries’ ability to dispose of assets, merge, pay dividends, repurchase or redeem capital stock and indebtedness, incur indebtedness and guarantees, create liens, enter into agreements with negative pledge clauses, make certain investments or acquisitions, enter into transactions with affiliates or engage in any business activity other than our existing business. The Credit Agreement also contains covenants requiring us to deliver certificates of compliance to the Lenders regarding our financial statements for each fiscal quarter and fiscal year. The Credit Agreement requires us to have a maximum permitted leverage ratio of 3.25 times debt to total Consolidated EBITDA (as defined in the Credit Agreement) and a minimum interest coverage of 3.25 times Consolidated EBITDA to total interest expense. Our compliance with these financial covenants under the Credit Agreement is tested quarterly.

The Credit Agreement includes customary events of default, including nonpayment of principal or interest, violation of covenants, breach of representations and warranties, cross defaults and cross acceleration, bankruptcy, material judgments, Employee Retirement Income Security Act of 1974, as amended (“ERISA”), events, actual or asserted invalidity of the guarantees, and certain changes of control of our company. The occurrence of any event of default could result in the acceleration of our, and the guarantors’, obligations under the Senior Credit Facility.

We intend to use a portion of the net proceeds to repay the current balance of the Revolving Credit Facility.

3.50% Senior Notes due September 15, 2022

On September 11, 2012, we completed a public offering of $500.0 million in aggregate principal amount of senior notes due September 15, 2022 (the “2022 Senior Notes”). The 2022 Senior Notes bear interest at a rate of 3.50% per year, payable upon March 15 and September 15 of each year. The 2022 Senior Notes were issued at 99.615% of par value, reflecting a discount to the aggregate principal amount.

At any time prior to June 15, 2022, we have the right to redeem the 2022 Senior Notes, in whole or in part, at our option, at a redemption price equal to the greater of: (1) 100% of the principal amount of the 2022 Senior Notes being redeemed; and (2) the sum of the present values of the remaining scheduled payments of principal and interest in respect of the 2022 Senior Notes being redeemed discounted to the redemption date on a semi-annual basis, at the applicable Treasury Rate plus 30 basis points. In addition, at any time on or after June 15, 2022, we may redeem the 2022 Senior Notes at a redemption price equal to 100% of the principal amount of the 2022 Senior Notes being redeemed. In each case, we will also pay the accrued and unpaid interest on the principal amount being redeemed to the redemption date.

The 2022 Senior Notes are unsecured and are jointly and severally and fully and unconditionally guaranteed by certain of our domestic subsidiaries that are guarantors under our Senior Credit Facility. The guarantees will be automatically and unconditionally released and discharged when: the guarantor subsidiary is sold or sells all of its assets; the requirement for legal or covenant defeasance or to discharge our obligations has been satisfied; or upon the delivery of an officer’s certificate to the trustee that such guarantor subsidiary does not guarantee our obligations under our primary bank credit facility. The 2022 Senior Notes rank equally in right of payment with all of our other senior unsecured indebtedness.

European letter of credit facilities

On October 30, 2009, we entered into a 364-day unsecured European Letter of Credit Facility (“European LOC Facility”) with an initial commitment of €125.0 million. The European LOC Facility was renewable annually and used for contingent obligations in respect of surety and performance bonds, bank guarantees and similar obligations with maturities up to five years. We renewed the European LOC Facility in October 2012 for an additional 364-day period and amended certain provisions to conform to those in our Senior Credit Facility and the 2022 Senior Notes. However, in October 2013, we elected not to renew the European LOC Facility. The remaining outstanding letters of credit will mature over the next five years. As of September 30, 2013, we had outstanding letters of credit drawn on the European LOC Facility of €74.3 million ($100.5 million).

Description of the notes and guarantees

The following description is only a summary of certain provisions of the notes and the indenture. You should read these documents in their entirety because they, and not this description, define your rights as holders of the notes. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the “TIA”), and to all of the provisions of the indenture and those terms made a part of the indenture by reference to the TIA. Unless the context requires otherwise, all references to “we,” “us,” “our” and the “Company” in this section refer solely to Flowserve Corporation, the issuer of the notes, and not to any of its subsidiaries.

The following description of the particular terms of the notes offered hereby supplements the “Description of debt securities and guarantees” set forth in the accompanying prospectus.

General

The notes will be issued under the indenture dated as of September 11, 2012 (the “base indenture”) between us and U.S. Bank National Association, as trustee, as supplemented by a second supplemental indenture to be dated as of November 1, 2013 between us and the trustee (the “second supplemental indenture,” and together with the base indenture, the “indenture”). The notes will be a separate series of our “debt securities” (as that term is used in the accompanying prospectus).

The notes will initially be limited to $300,000,000 in aggregate principal amount. The indenture does not limit the amount of debt securities that we may issue under the indenture and provides that debt securities may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue debt securities having the same interest rate, maturity and other terms (except for the issue date, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the notes. Any additional debt securities having such similar terms, together with the notes, will constitute a single series of securities under the indenture, including for purposes of voting and redemptions, and any additional debt securities issued as part of the same series as the notes will be fungible with the notes for United States federal income tax purposes. No such additional debt securities may be issued if an event of default has occurred and is continuing with respect to the notes. The indenture and the terms of the notes will not contain any covenants (other than those described herein) designed to afford holders of the notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the notes.

The notes will mature on November 15, 2023 and will bear interest at an annual rate of 4.000% per year.

Interest on the notes will accrue from November 1, 2013. We will make interest payments on the notes semi-annually on May 15 and November 15 of each year, beginning on May 15, 2014, to holders of record at the close of business on the May 1 and November 1 (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date, and on the maturity date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date would otherwise be a day that is not a business day, that interest payment date will be postponed to the next date that is a business day. If the maturity date of the notes falls on a day that is not a business day, the related payment of principal and interest will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day.

The notes will not be entitled to the benefit of any sinking fund.

The notes will be issued only in fully registered form without coupons and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under “—Book-entry system; delivery and form,” the notes will not be issuable in certificated form.

There are no public trading markets for the notes, and we do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system.

Guarantees

Subject to the limitations described in the accompanying prospectus under the heading “Description of debt securities and guarantees—Guarantees,” each of our domestic subsidiaries that from time to time is a guarantor under our primary bank credit facility (the “guarantors”) will, jointly and severally, fully, unconditionally and irrevocably guarantee (the “guarantees”) the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of and interest on the notes and our obligations under the indenture. The terms of the guarantees are more fully described in the accompanying prospectus under the heading “Description of debt securities and guarantees—Guarantees.”

The guarantee of a guarantor will be automatically and unconditionally released and discharged, without the consent of the holders of the notes, and no further action by us, any guarantor or the trustee shall be required for such release (unless we shall notify the trustee that no release and discharge shall occur as a result thereof) upon:

—

the sale or other disposition (including by way of consolidation or merger) of such guarantor to a person or entity other than us or any of our subsidiaries in a transaction or series of transactions not prohibited by the indenture;

—

the sale or other disposition of all or substantially all the assets of such guarantor to a person or entity other than us or any of our subsidiaries in a transaction or series of transactions not prohibited by the indenture;

—	our exercise of our legal or covenant defeasance option under the indenture or the discharge of our obligations under the indenture in accordance with the terms of the indenture; or

—	the delivery of an officer’s certificate to the trustee that such guarantor does not guarantee our obligations under our primary bank credit facility.

At any time after the issuance of the notes, including following any release of a guarantor from its guarantee, we will cause any of our subsidiaries that is a guarantor under our primary bank credit facility to execute and deliver to the trustee a supplemental indenture pursuant to which such subsidiary will guarantee payment of the notes on the same terms and conditions as those set forth in the indenture. Thereafter, such subsidiary shall be a guarantor for all purposes of the notes unless and until such guarantee is released in accordance with the provisions of the indenture.

Ranking

The notes and the guarantees will be our and the guarantors respective senior unsecured obligations and will rank equally in right of payment with all our and the guarantors’ respective existing and future senior unsecured indebtedness, including the 2022 Senior Notes.

The notes and the guarantees will rank senior in right of payment to all of our and the guarantors’ existing and future subordinated indebtedness.

The notes and the guarantees will effectively rank junior to any future secured indebtedness incurred by us or any of the guarantors, to the extent of the value of the assets securing such indebtedness. See “Risk factors—Risks related to this offering and the notes—The notes are unsecured and would be effectively subordinated to any future secured indebtedness incurred by us or any of the guarantors” in this prospectus supplement.

In addition, the notes and the guarantees will effectively rank junior to all liabilities of our subsidiaries that are not guaranteeing the notes (excluding any amounts owed by such subsidiaries to us or any guarantor). We derive a portion of our operating income and cash flow from our investments in our subsidiaries that will not become guarantors. Claims of creditors of our subsidiaries that are not guaranteeing the notes generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our and the guarantors’ respective creditors, including holders of the notes. Accordingly, the notes and the guarantees will be structurally subordinated to creditors, including trade creditors and preferred stockholders, if any, other than us or any guarantor, of our subsidiaries that are not guaranteeing the notes. For the nine months ended September 30, 2013 and for the year ended December 31, 2012, our non-guarantor subsidiaries accounted for $2.4 billion and $3.3 billion, respectively, of our consolidated sales and $221.3 million and $311.7 million, respectively, of our consolidated net earnings, including noncontrolling interests. As of September 30, 2013, the total outstanding liabilities of our non-guarantor subsidiaries was $1.4 billion, and the total assets of such subsidiaries was $3.1 billion. We also derive a portion of our income and cash flow from joint ventures that are not subsidiaries. These joint ventures will not guarantee the notes or otherwise be liable for any payments due on the notes. See “Risk factors—Risks related to this offering and the notes—The notes and subsidiary guarantees are structurally subordinated to the indebtedness of our subsidiaries that are not guaranteeing the notes” in this prospectus supplement.

Optional redemption

At any time prior to August 15, 2023 (the date that is three months prior to the maturity date of the notes), we will have the right to redeem the notes, in whole or in part from time to time, at our option, on at least 30 days’ but no more than 60 days’ prior written notice mailed to the registered holders of the notes to be redeemed. Upon redemption of the notes, we will pay a redemption price equal to the greater of:

—	100% of the principal amount of the notes to be redeemed; and

—

the sum of the present values of the Remaining Scheduled Payments (as defined below) of the notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points.

At any time on or after August 15, 2023 (the date that is three months prior to the maturity date of the notes), we may redeem the notes, in whole or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed.

In each case, we will also pay the accrued and unpaid interest on the principal amount being redeemed to the redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all of these quotations.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by us as Quotation Agent.

“Reference Treasury Dealer” means (1) J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and a Primary Treasury Dealer (as defined) selected by Wells Fargo Securities, LLC and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer and (2) any other Primary Treasury Dealer we select.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis), computed as of the second business day immediately preceding that redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The notice of redemption will state the amount of notes to be redeemed and the redemption date. If less than all the notes are to be redeemed at any time, and the notes are global notes, the notes to be redeemed will be selected by DTC in accordance with its standard procedures. If the notes to be redeemed are not global notes then held by DTC, the trustee will select notes to be redeemed on a pro rata basis, by lot, or by any other method the trustee deems fair and appropriate. If the notes are listed on any national securities exchange, DTC or the trustee, as applicable, will select notes in compliance with the requirements of the principal national securities exchange on which the notes are listed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

We or our affiliates may purchase notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that we or they purchase may, at our discretion, be held, resold or canceled.

Except as described above, the notes will not be redeemable by us at our option prior to maturity.

Certain covenants

Limitation on liens

We will not, and will not permit any Material Subsidiary to, create, assume or permit to exist, any Lien, other than Permitted Liens, on any Principal Property, now owned or hereafter acquired by us or any Subsidiary, to secure Debt, without effectively providing concurrently that the notes are secured equally and ratably with such Debt, for so long as such Debt shall be so secured.

“Permitted Liens” means:

(1)	Liens existing on the date of the Indenture, or any Lien in favor of the Trustee for the benefit of holders of the notes;

(2)	Liens in favor of us or any guarantor;

(3)	Liens on any property existing at the time we or a Material Subsidiary acquired or leased such property, including property acquired by us or a Material Subsidiary through a merger or similar transaction;

(4)	Liens on any Principal Property to secure all or part of the cost of acquisition, construction, development or improvement of such Principal Property, or to secure Debt incurred to provide funds for any such purposes, provided, that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 12 months after the later of (A) the completion of the acquisition, construction, development or improvement of such Principal Property and (B) the placing in operation of such Principal Property or of such Principal Property as so constructed, developed or improved;

(5)	Liens on property of any Person existing at the time such Person becomes a Material Subsidiary;

(6)	Liens imposed by law for taxes, assessments or charges of any governmental authority for claims which are not overdue for a period of more than 60 days, or to the extent that such Lien is being contested in good faith by appropriate actions and adequate reserves in accordance with GAAP are being maintained therefor;

(7)	statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith by appropriate actions;

(8)	Liens securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (ii) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and (iii) other non-delinquent obligations of a like nature (including those to secure health, safety and environmental obligations) in each case incurred in the ordinary course of business;

(9)

Liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or our Subsidiaries with respect to which we or our Subsidiaries are in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired, and Liens relating to final unappealable judgment liens which are satisfied within 60 days of the date of judgment or Liens incurred by the Company or any of our Subsidiaries for the purpose of obtaining a stay or discharge in the course of any litigation or proceeding to which we or any of our Subsidiaries is a party;

(10)	easements, rights-of-way, zoning or any other restrictions, encroachments, protrusions and other similar encumbrances on real property which in the aggregate do not materially detract from the value of such property or materially interfere with the ordinary conduct of our businesses or the businesses of our Subsidiaries, taken as a whole;

(11)	Liens securing obligations in respect of Capital Leases on assets subject to such leases, provided that such leases are not otherwise prohibited;

(12)	any Lien renewing, extending or replacing any Lien referred to above, to the extent that (a) the principal amount of the indebtedness secured by such Lien is not increased and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby; or

(13)	any other Lien on any of our or our subsidiaries’ assets or properties that secure indebtedness, liabilities and obligations of us or our subsidiaries in an aggregate amount at the time of the creation of such Lien that, together with the amount of such indebtedness, liabilities and obligations secured by other Liens pursuant to this clause at such time, does not exceed an amount equal to 15% of our Consolidated Tangible Assets (determined as of the most recently ended fiscal quarter for which financial statements are available).

Limitation on sale and leaseback transactions

The indenture provides that we will not, and will not permit any Material Subsidiary to, enter into any Sale and Leaseback Transaction covering any Principal Property owned by us or such Material Subsidiary. However, a Sale and Leaseback Transaction will not be prohibited if:

(1)	the transaction is permitted pursuant to the exception described in the last clause under “—Limitation on liens;”

(2)	the proceeds of the Sale and Leaseback Transaction are at least equal to the fair value (as determined by our Board of Directors in good faith) of the Principal Property leased pursuant to such transaction and an amount equal to the greater of (i) the net proceeds of the sale or transfer and (ii) the Attributable Debt of the Principal Property sold (as determined by us) is applied within 180 days of the Sale and Leaseback Transaction to either (x) the purchase or acquisition of, or, in the case of real property, the commencement of construction on or improvement of, property or assets, or (y) the voluntary retirement or repayment (other than at maturity or pursuant to a mandatory sinking fund or mandatory redemption provision) of Funded Debt of ours (other than indebtedness subordinated to the notes) or a Material Subsidiary, for money borrowed, maturing more than 12 months after the voluntary retirement;

(3)	the lease is for a period not exceeding three years and by the end of which it is intended that the use of such Principal Property by the lessee will be discontinued; or

(4)	the lease is with us or another Material Subsidiary.

Certain definitions

The following are the meanings of terms that are important in understanding the covenants previously described:

“Attributable Debt” with regard to a Sale and Leaseback Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under the lease during the remaining term thereof (including any period for which the lease has been extended), discounted at the rate of interest set forth or implicit in the terms of the lease (or, if not practicable to determine the rate, the weighted average interest rate per annum borne by the notes then outstanding under the indenture) compounded semi-annually. In the case of any lease that is terminable by the lessee upon the payment of a penalty, the net amount of rent will be the lesser of (x) the net amount determined assuming termination upon the first date the lease may be terminated (in which case the net amount will also include the amount of the penalty, but will not include any rent that would be required to be paid under the lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with generally accepted accounting principles in effect in the United States as of the date of the indenture.

“Consolidated Tangible Assets” means, as of any date, total assets (excluding treasury stock, unamortized debt discount and expense, goodwill, trademarks, trade names, patents, deferred charges and other intangible assets) of the Company and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Debt” means with respect to a Person all obligations of such Person for borrowed money and all such obligations of any other Person for borrowed money guaranteed by such Person.

“Funded Debt” means, on the date of determination, any Debt maturing by its terms more than 12 months from such date (notwithstanding that any portion of such Debt is included in current liabilities), including any Debt renewable to extendible at the option of the borrower to a date later than 12 months from such date of determination.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Liens” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other similar encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person.

“Material Subsidiary” means each guarantor and any other Subsidiary of ours which owns a Principal Property.

“Person” means an individual, limited liability company, partnership, corporation, trust, unincorporated organization, association, joint venture or other entity or a government or agency or political subdivision thereof.

“Principal Property” means any manufacturing plant, warehouse, office building or parcel of real property, including fixtures but excluding leases and other contract rights which might otherwise be deemed real property, owned by us or any of our Subsidiaries, whether owned on the date of the indenture or thereafter acquired, that has a gross book value (determined in accordance with GAAP) in excess of 1.0% of the Consolidated Tangible Assets of us and our consolidated subsidiaries. Any plant, warehouse, office building or parcel of real property or portion thereof will not be a Principal Property if our board of directors in good faith determines it is not of material importance to the business conducted by us and our Subsidiaries taken as a whole.

“Sale and Leaseback Transaction” means any arrangement with any Person relating to property now owned or hereafter acquired whereby the Company or any Subsidiary transfers such property to another Person and the Company or the Subsidiary leases or rents it from such Person.

“Subsidiary” means any corporation, partnership or other legal entity (a) the accounts of which are consolidated with ours in accordance with GAAP and (b) of which, in the case of a corporation, more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by us or by one or more other subsidiaries, or by us and one or more other subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is, at the time, directly or indirectly owned or controlled by us or by one or more of the subsidiaries or by us and one or more of the subsidiaries.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Offer to repurchase upon a change of control triggering event

Upon the occurrence of a Change of Control Triggering Event (as defined below), unless we have given written notice with respect to a redemption of the notes as described under “—Optional redemption,” each holder of notes will have the right to require us to purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (a “Change of Control Payment”).

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the transaction that constitutes or may constitute the Change of Control, we will send, by first class mail, a notice to each holder of notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

On each Change of Control Payment Date, we will, to the extent lawful:

—	accept for payment all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer;

—	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer; and

—

deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

The Change of Control Triggering Event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed above under “—Certain covenants,” the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of such conflicts.

“Change of Control” means the occurrence of any one of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company and/or one or more of its Subsidiaries;

(2)	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(3)	the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, at least a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4)	the first day on which the majority of the members of the board of directors of the Company cease to be Continuing Directors; or

(5)	the approval by the holders of the Voting Stock of the Company of any plan for the liquidation or dissolution of the Company.

“Change of Control Triggering Event” means the notes cease to be rated Investment Grade by each of the three Rating Agencies on any date during the period (the “Trigger Period”) commencing on the date of our first public announcement of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control or, if earlier, upon abandonment of the Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade). Unless at least two of the three Rating Agencies are providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated Investment Grade by each of the three Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of the Company’s board of directors who:

(1)	was a member of such board of directors on the date of the issuance of the notes; or

(2)	was nominated for election or elected or appointed to the Company’s board of directors with the approval of a majority of the Continuing Directors who were members of the Company’s board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc., and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Moody’s, S&P or Fitch, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

The definition of Change of Control and the covenant described under “Description of debt securities and guarantees—Consolidation, Merger and Sale of Assets” in the accompanying prospectus include a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, transfer, conveyance of other disposition of less than all of our and our subsidiaries’ assets, taken as a whole, to any person or group of persons may be uncertain.

Events of default

The notes are subject to the events of default in the base indenture and the following additional events of default:

—

an event of default (i) under the terms of any indenture or instrument for borrowed money under which we or any of our subsidiaries has outstanding an aggregate principal amount of at least $60,000,000 or (ii) under the terms of our primary revolving bank facility, in each case, which event of default results in an acceleration of the payment of all or a portion of such indebtedness for money borrowed (which acceleration is not rescinded or annulled within 30 days after notice of such acceleration); and

—

the entry against the Company, any Material Subsidiary or any Significant Subsidiary (as defined in the base indenture) of one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) in excess of $60,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage) and (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

Discharge and defeasance

The discharge and defeasance provisions of the base indenture will apply to the notes. If we discharge or defease our obligations under the indenture, the Company and the Guarantors will be released from their obligations in the provisions described under the headings “—Certain covenants—Limitation on liens,” “—Certain covenants—Limitation on sale and leaseback transactions,” and “—Offer to repurchase upon a change of control triggering event.”

Governing law

The indenture, the notes and the guarantees will be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

Concerning the trustee

The trustee, in its individual and any other capacity, may make loans to, accept deposits from, and perform services for us or any guarantor as if it were not the trustee; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The indenture will provide that in case an event of default shall occur and be continuing (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of the notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

U.S. Bank National Association will be the trustee under the indenture. Initially, the trustee will also act as the paying agent, registrar and custodian for the notes.

Book-entry system; delivery and form

Global notes

We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form.

The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that:

—

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

—

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

—	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

—

DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, LLC and the Financial Industry Regulatory Authority, Inc. (successor to the National Association of Securities Dealers, Inc.).

—

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

—	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

—

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

—

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively referred to herein as the Terms and Conditions). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and settlement procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

—

DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

—	an event of default under the indenture has occurred and is continuing, and DTC requests the issuance of certificated notes; or

—	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Material United States federal tax consequences

CIRCULAR 230: TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, PROSPECTIVE INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE OFFERING OF THE NOTES OR MATTERS ADDRESSED HEREIN AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. It deals only with notes held as capital assets (generally, property held for investment) and acquired at original issuance for their “issue price” (i.e., the first price at which a substantial amount of the notes are sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based upon the Code, U.S. Treasury regulations thereunder, rulings and judicial decisions as of the date hereof. Such authorities may be repealed, revoked or modified, possibly with retroactive effect, or may be subject to different interpretations, so as to produce U.S. federal income tax consequences different from those discussed below. We have not and will not seek any rulings from the Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below. This summary does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of holders that may be subject to special rules, such as, but not limited to, partnerships and other pass through entities and holders of interests therein, dealers in securities, insurance companies, tax-exempt entities, persons that hold notes in connection with an arrangement that completely or partially hedges the notes, securities traders that use a mark-to-market method of accounting, banks, persons holding notes as part of a conversion, constructive sale or a straddle transaction, persons subject to the alternate minimum tax, and certain former citizens or residents of the United States. In addition, this summary does not describe any tax consequences arising under U.S. federal gift and estate tax laws or other U.S. federal tax laws or under the tax laws of any state, local or non U.S. jurisdiction.

In certain circumstances, we may elect or be obligated to pay additional amounts on the notes (see, for example, “Description of the notes and guarantees—Optional redemption” and “Description of the notes and guarantees—Offer to repurchase upon a change of control triggering event”). We do not intend to treat the possibility that such additional payments may be made as causing the notes to be treated as contingent payment debt instruments. However, additional income will be recognized if any such additional payment is made. It is possible that the IRS may take a different position. If the IRS were to successfully challenge our determination with the result that the notes were treated as contingent payment debt instruments, you would be required to (i) accrue interest income based on a “comparable yield” and a projected payment schedule, which may require inclusion of interest income at a higher rate than the stated interest rate on the notes, and (ii) treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Prospective purchasers of notes should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

If an entity treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership that acquires or holds notes should consult its own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.

Prospective purchasers of notes should consult their own tax advisors concerning the U.S. federal income, estate and gift tax consequences, and any state or local income or franchise tax consequences applicable to their particular situations, as well as any consequences under the laws of any other applicable taxing jurisdiction.

United States Holders

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes, (i) an individual citizen or resident alien of the United States, (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that was created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source and (iv) a trust (A) if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Stated interest

Stated interest on a note generally will be taxable to you as ordinary interest income at the time it is received or accrued, depending on your regular method of accounting for U.S. federal income tax purposes.

Sale, exchange, redemption, retirement or other disposition

You generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of a note, equal to the difference between the amount realized (less an amount attributable to accrued and unpaid interest, which will be taxable as ordinary interest income as discussed above to the extent you have not previously included that amount in income) and your adjusted tax basis in the note. The amount realized will include the amount of any cash and the fair market value of any other property received for the note. Your adjusted tax basis in a note will, in general, be the amount you paid for the note. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if you have held the note for more than one year. Net long-term capital gains of non-corporate U.S. Holders currently are eligible for reduced rates of taxation. The deductibility of capital losses may be subject to significant limitations.

New legislation relating to net investment income

Newly-enacted legislation imposes a 3.8% tax on the “net investment income” of certain U.S. citizens and resident aliens and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes interest and certain net gain from the sale, exchange, redemption, retirement or other taxable disposition of a note, less certain deductions. Prospective holders should consult their tax advisors with respect to the tax consequences of the new legislation described above.

Information reporting and backup withholding

In general, information reporting requirements will apply to payments of interest on a note and the proceeds of the sale or other disposition (including a retirement or redemption) of a note, and backup withholding may apply to such payments unless you provide a taxpayer identification number certified under penalties of perjury, as well as certain other information. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This discussion applies to you if you are a “non-U.S. Holder.” A “non-U.S. Holder” is a beneficial owner of a note that is an individual, corporation (or entity treated as a corporation for U.S. tax purposes), estate or trust that is not a U.S. Holder.

Payments of stated interest

Payments to you of interest generally will be exempt from U.S. federal withholding tax under the “portfolio interest” exemption if you properly certify as to your foreign status as described below, and:

—	you do not actually or constructively own 10% or more of the total combined voting power of all our classes of stock;

—	you are not a controlled foreign corporation that is related directly or indirectly to us;

—

you are not a bank whose receipt of interest on the notes is in connection with the extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

—	interest on the notes is not effectively connected with your conduct of a trade or business in the United States.

The portfolio interest exemption and several of the special rules for non-U.S. Holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us, or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless you provide us or our paying agent with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of an income tax treaty, or the payments of interest are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by you in the United States) and you meet the certification requirements described below. (See “—Non-U.S. Holders—Income or gain effectively connected with a U.S. trade or business.”)

Sale, exchange, redemption, retirement or other disposition

You generally will not be subject to U.S. federal income tax on any gain realized upon your sale, exchange, redemption, retirement or other taxable disposition of notes unless:

—

the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment you maintain); or

—	you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied.

If you are a non-U.S. Holder described in the first bullet point above, you generally will be subject to U.S. federal income tax in the same manner as a U.S. holder (See “—Non-U.S. Holders—Income or gain effectively connected with a U.S. trade or business”). If you are a non-U.S. Holder described in the second bullet point above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by U.S. source capital losses.

Income or gain effectively connected with a U.S. trade or business

If any interest on the notes or gain from the sale, exchange, redemption, retirement or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment maintained by you in the United States), then the income or gain will be subject to U.S. federal income tax at regular graduated U.S. income tax rates, unless an applicable income tax treaty provides otherwise. Effectively connected income will not be subject to U.S. withholding tax if you satisfy certain certification requirements by providing to us or our paying agent a properly executed IRS Form W-8ECI (or successor form) or IRS Form W-8BEN (if a treaty exemption applies). If you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business may also be subject to a “branch profits tax” at a 30% rate, although an applicable income tax treaty may provide for a lower rate.

Backup withholding and information reporting

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Copies of these information returns may also be made available to the tax authorities of the country in which you reside under the provisions of a specific treaty or agreement. U.S. backup withholding will not apply to payments to you of interest on a note if the statement described in “Non-U.S. Holders—Payments of stated interest” is duly provided or you otherwise establish an exemption, provided that we do not have actual knowledge or reason to know that you are a United States person.

Generally, information reporting and backup withholding requirements will apply to the gross proceeds paid to you on the disposition (including a retirement or redemption) of the notes by or through a U.S. office of a U.S. or foreign broker, unless you provide the requisite certification or otherwise establish an exemption. Information reporting requirements (but generally not backup withholding) will also apply to payment of the proceeds of a disposition of a note by or through a foreign office of a U.S. broker or a foreign broker with certain types of relationships to the United States unless the broker has documentary evidence in its files that you are not a United States person and the broker has no actual knowledge or reason to know to the contrary, or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability (if any) and any excess may be refundable if the proper information is timely provided to the IRS.

The preceding discussion of material U.S. federal income tax considerations is for general information only and is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding and disposing of our notes, including the consequences of any proposed change in applicable laws.

Underwriting (Conflicts of interest)

J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
J.P. Morgan Securities LLC	$78,000,000
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	78,000,000
Wells Fargo Securities, LLC	78,000,000
Credit Agricole Securities (USA) Inc.	30,000,000
BB&T Capital Markets, a division of BB&T Securities, LLC	9,000,000
BBVA Securities Inc.	9,000,000
Citigroup Global Markets Inc.	9,000,000
SMBC Nikko Securities America, Inc.	9,000,000

Total	$300,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

It is expected that delivery of the notes will be made against payment therefor on or about November 1, 2013, which will be the fourth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this prospectus supplement will be required, by virtue of the fact that the notes initially will settle in T+4, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.400% of the principal amount of the notes. The underwriters may allow, and dealers may re-allow, a concession not in excess of 0.250% of the principal amount of the notes to other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $1.6 million and are payable by us.

New issue of notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Credit Agricole Securities (USA) Inc. were joint lead arrangers and joint book managers under our Senior Credit Facility entered into on August 20, 2012.

Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is administrative agent, swing line lender, letter of credit issuer and a lender under our Senior Credit Facility. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, was a co-syndication agent and is a lender under our Senior Credit Facility. Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, was a co-syndication agent and is a lender under our Senior Credit Facility. Credit Agricole Corporate & Investment Bank, an affiliate of Credit Agricole Securities (USA) Inc., was a joint lead arranger and joint book manager and co-syndication agent under our Senior Credit Facility and is a lender under our Senior Credit Facility. In addition, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Credit Agricole Securities (USA) Inc., or their respective affiliates, were each agents and lenders under our Prior Credit Agreement.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

As described above, Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, and Credit Agricole Corporate & Investment Bank, an affiliate of Credit Agricole Securities (USA) Inc., are lenders under the Revolving Credit Facility. Because a portion of the net proceeds of this offering may be used to repay all or a portion of the Revolving Credit Facility, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Credit Agricole Securities (USA) Inc. or their respective affiliates may each receive more than 5% of the proceeds of this offering and, therefore, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Credit Agricole Securities (USA) Inc. are deemed to have a “conflict of interest” under FINRA Rule 5121. This offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no qualified independent underwriter (as defined in FINRA Rule 5121) is required because the notes offered are investment grade rated (as defined in FINRA Rule 5121). To comply with FINRA Rule 5121, none of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC or Credit Agricole Securities (USA) Inc. will confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to prospective investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to prospective investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to prospective investors in Bermuda

The offering of the notes to investors in Bermuda may constitute carrying on business in Bermuda for purposes of the Companies Act 1981 (the “Bermuda Companies Act”). Carrying on business in Bermuda by an overseas company requires a license under Section 134 of the Bermuda Companies Act. We are an overseas company and are not licensed under Section 134 of the Bermuda Companies Act. As long as we do not have a physical presence in Bermuda and the notes are offered to Bermuda investors only at such time as they are outside of Bermuda, such offering will generally not constitute carrying on business in Bermuda. The offering of the notes to investors in Bermuda may, in some circumstances, require a license to carry on investment business under the Investment Business Act 2003 of Bermuda. However, such requirement will only apply where the person or entity offering the notes has a physical presence in Bermuda. Neither we nor any of the underwriters has a physical presence in Bermuda.

Legal matters

The validity of the notes will be passed upon for us by Haynes and Boone, LLP, Dallas, Texas. The underwriters are being represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York. From time to time, Cravath, Swaine & Moore LLP provides legal services to the Company.

Experts

The financial statements incorporated in this prospectus supplement and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Flowserve Corporation for the year ended December 31, 2012, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings, and this registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We have filed a registration statement on Form S-3 (No. 333-183634) under the Securities Act with the SEC pursuant to which the notes are being offered by this prospectus supplement and the accompanying prospectus. Neither this prospectus supplement nor the accompanying prospectus contains all the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed as exhibits to the registration statement are available for inspection as described above.

The SEC allows us to “incorporate by reference” certain information we have filed with them, which means that we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement. We incorporate by reference the documents listed below:

—	Our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on February 21, 2013;

—	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013 filed with the SEC on April 24, 2013;

—	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 filed with the SEC on July 24, 2013;

—	Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013 filed with the SEC on October 24, 2013;

—	Our Current Report on Form 8-K filed with the SEC on May 10, 2013;

—	Our Current Report on Form 8-K filed with the SEC on May 24, 2013;

—	Our Current Report on Form 8-K filed with the SEC on August 15, 2013;

—	Our Current Report on Form 8-K filed with the SEC on October 8, 2013; and

—

The description of our common stock, par value $1.25 per share, contained in our Registration Statement on Form 8-A filed with the SEC on July 10, 1997, including any subsequent amendment or any report filed for the purpose of updating such description.

In addition, all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the initial filing of the registration statement related to this prospectus supplement and prior to the termination of the offering of the securities described in this prospectus supplement, shall be deemed to be incorporated by reference herein and to be part of this prospectus supplement from the respective dates of filing such documents. Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K (including any Form 8-K itemized above), including the related exhibits, nor in any document or information deemed to have been “furnished” and not “filed” in accordance with SEC rules.

Information contained in this prospectus supplement modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus supplement or in earlier-dated documents incorporated by reference.

We will provide, upon written or oral request, to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of these filings (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) at no cost. We can be contacted at the address and phone number indicated below:

Flowserve Corporation

5215 N. O’Connor Boulevard

Suite 2300

Irving, Texas 75039

(972) 443-6500

Our incorporated reports and other documents may be accessed at our website address: www.flowserve.com. The information contained on our website does not constitute a part of this prospectus supplement and the accompanying prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

PROSPECTUS

Flowserve Corporation

Common Stock

Preferred Stock

Debt Securities

Guarantees of Debt Securities

We may offer and sell from time to time, in one or more series, our common stock, preferred stock or debt securities. One or more of our subsidiaries may guarantee our debt securities. Our debt securities may consist of debentures, notes or other types of debt. The debt securities and preferred stock may be convertible, exchangeable or exercisable for common or preferred stock or other securities of ours. When we sell securities, we will determine the amounts and types of securities we will sell and the prices and other terms on which we will sell them.

We may sell securities, on a continuous or delayed basis, to or through underwriters, dealers or agents or directly to purchasers. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide their names and any applicable fees, commissions or discounts.

Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplements will contain more specific information about the offering and the securities being offered. The prospectus supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement describing the method and terms of the offering.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our securities.

Investing in our securities involves risks. You should carefully consider the “Risk factors” referred to on page 2 of this prospectus, in any applicable prospectus supplement and the documents incorporated or deemed incorporated by reference in this prospectus before investing in our securities.

Our common stock is listed on the New York Stock Exchange under the symbol “FLS.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 30, 2012.

About this prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities using this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update, supplement, change or clarify information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement prepared by us. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in the prospectus supplement.

The rules of the SEC allow us to incorporate by reference information into this prospectus. This means that important information is contained in other documents that are considered to be a part of this prospectus. Additionally, information that we file later with the SEC will automatically update and supersede this information. You should read this prospectus, any prospectus supplement and the information that is incorporated or deemed incorporated by reference in this prospectus. See “Incorporation of certain information by reference.” The registration statement, including the exhibits and the documents incorporated or deemed incorporated by reference in this prospectus can be read on the SEC website or at the SEC offices mentioned under the heading “Where you can find additional information.”

This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement.

We have not authorized anyone to give you any information or to make any representations other than those contained or incorporated by reference in this prospectus or any applicable prospectus supplement. If you are given any information or representation about these matters that is not contained or incorporated by reference in this prospectus or a prospectus supplement, you should not rely on that information. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

You should not assume that the information incorporated by reference or provided in this prospectus or any applicable prospectus supplement prepared by us is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, “Flowserve,” “we,” “us,” “our,” and the “Company” refer to Flowserve Corporation and its subsidiaries, unless otherwise indicated or the context otherwise requires.

Risk factors

An investment in our securities involves risks. Before you make a decision to buy our securities, you should read and carefully consider the risks and uncertainties discussed below under “Cautionary statement regarding forward-looking statements” and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2011 and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC prior to the date of this prospectus, and in the documents and reports that we file with the SEC after the date of this prospectus that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us.

Cautionary statement regarding forward-looking statements

This prospectus and the documents incorporated herein by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words or phrases such as “may,” “should,” “expects,” “could,” “intends,” “plans,” “anticipates,” “estimates,” “believes,” “predicts” or other similar expressions are intended to identify forward-looking statements, which include, without limitation, statements concerning our future financial performance, future debt and financing levels, investment objectives, implications of litigation and regulatory investigations and other management plans for future operations and performance.

The forward-looking statements are based on our current expectations, projections, estimates and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the following:

—	a portion of our bookings may not lead to completed sales, and our ability to convert bookings into revenues at acceptable profit margins;

—	changes in the global financial markets and the availability of capital and the potential for unexpected cancellations or delays of customer orders in our reported backlog;

—	our dependence on our customers’ ability to make required capital investment and maintenance expenditures;

—	risks associated with cost overruns on fixed fee projects and in accepting customer orders for large complex custom engineered products;

—	the substantial dependence of our sales on the success of the oil and gas, chemical, power generation and water management industries;

—	the adverse impact of volatile raw materials prices on our products and operating margins;

—

economic, political and other risks associated with our international operations, including military actions or trade embargoes that could affect customer markets, particularly North African and Middle Eastern markets and global oil and gas producers, and non-compliance with U.S. export/reexport control, foreign corrupt practice laws, economic sanctions and import laws and regulations;

—	our exposure to fluctuations in foreign currency exchange rates, particularly the Euro and British pound and in hyperinflationary countries such as Venezuela;

—	our furnishing of products and services to nuclear power plant facilities and other critical applications;

—	potential adverse consequences resulting from litigation to which we are a party, such as litigation involving asbestos-containing material claims;

—	a foreign government investigation regarding our participation in the United Nations Oil-For-Food Program;

—	expectations regarding acquisitions and the integration of acquired businesses;

—	our relative geographical profitability and its impact on our utilization of deferred tax assets, including foreign tax credits;

—	the potential adverse impact of an impairment in the carrying value of goodwill or other intangible assets;

—	our dependence upon third-party suppliers whose failure to perform timely could adversely affect our business operations;

—	the highly competitive nature of the markets in which we operate;

—	environmental compliance costs and liabilities;

—	potential work stoppages and other labor matters;

—	access to public and private sources of debt financing;

—	our inability to protect our intellectual property in the U.S., as well as in foreign countries; and

—	obligations under our defined benefit pension plans.

These and other risks and uncertainties are more fully discussed in the risk factors identified in “Item 1A. Risk Factors” in Part I of our Annual Report on Form 10-K for the year ended December 31, 2011, and may be identified in our Quarterly Reports on Form 10-Q and our other filings with the SEC and/or press releases from time to time. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any forward-looking statement.

Flowserve Corporation

We believe that we are a world-leading manufacturer and aftermarket service provider of comprehensive flow control systems. Under the name of a predecessor entity, we were incorporated in the State of New York on May 1, 1912. Flowserve Corporation as it exists today was created in 1997 through the merger of two leading fluid motion and control companies — BW/IP and Durco International. Over the years, we have evolved through organic growth and strategic acquisitions, and our 220-year history of Flowserve heritage brands serves as the foundation for the breadth and depth of our products and services today.

We develop and manufacture precision-engineered flow control equipment integral to the movement, control and protection of the flow of materials in our customers’ critical processes. Our product portfolio of pumps, valves, seals, automation and aftermarket services supports global infrastructure industries, including oil and gas, chemical, power generation and water management, as well as general industrial markets where our products and services add value. Through our manufacturing platform and global network of Quick Response Centers, we offer a broad array of aftermarket equipment services, such as installation, advanced diagnostics, repair and retrofitting.

Our common stock is listed on the New York Stock Exchange under the symbol “FLS.” Our principal executive office is located at 5215 N. O’Connor Boulevard, Suite 2300, Irving, Texas 75039, and our telephone number is (972) 443-6500. Our website address is www.flowserve.com. The information contained on our website does not constitute a part of this prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Six months ended June 30, 2012	Year ended December 31,
		2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	10.1x	10.7x	10.2x	10.3x	9.0x	5.5x

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes and noncontrolling interests adjusted for undistributed income from affiliates, fixed charges and noncontrolling interest of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt expense and one-third of rental expense, which we deem to be a reasonable approximation of the interest portion of rental expense.

Use of proceeds

Unless otherwise indicated in an applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us for general corporate purposes, which may include, among other things, capital expenditures, investments and the repayment, redemption or refinancing of all or a portion of any indebtedness or other securities outstanding at a particular time. We may provide additional information on the use of the net proceeds from the sale of securities in an applicable prospectus supplement.

Description of share capital

Description of Capital Stock

Our authorized capital stock consists of 120,000,000 shares of common stock, par value $1.25 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share.

Common Stock

Subject to any special voting rights of any preferred stock that we may issue in the future, each share of common stock has one vote on all matters voted on by our shareholders, including election of our board of directors. Except as otherwise provided by law, at elections of directors at an annual or special meeting of shareholders at which a quorum is present, a director shall, except in a contested election, be elected by a majority of the votes cast in favor of or against such nominee by the holders of shares entitled to vote in the election. In a contested election, a director shall be elected by a plurality of the votes cast in favor of or against such nominee by the holders of shares entitled to vote in the election. Except as otherwise provided by law or the certificate of incorporation, any other action at an annual or special meeting of shareholders at which a quorum is present shall be authorized by a majority of the votes cast in favor of or against such action by the holders of shares entitled to vote thereon. No share of common stock affords any cumulative voting or preemptive rights. Holders of common stock will be entitled to dividends in the amounts and at the times declared by our board of directors, after payment of any dividends on any outstanding preferred stock and subject to limitations for dividends contained in certain of Flowserve’s outstanding debt instruments.

Holders of common stock will share equally in our assets on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. All issued and outstanding shares of common stock are fully paid and non-assessable and are not subject to redemption or conversion and have no conversion rights.

The transfer agent for our common stock is Wells Fargo Shareowner Services in Mendota Heights, Minnesota.

Preferred Stock

At the direction of our board of directors, we may issue shares of preferred stock from time to time. Our board of directors may, without any action by holders of our common stock, adopt resolutions to issue preferred stock in one or more series and establish or change the rights of the holders of any series of preferred stock.

The rights of any series of preferred stock may include:

—	voting rights;

—	liquidation preferences;

—	dividend rights;

—	redemption rights;

—	conversion or exchange rights; and

—	sinking funds.

The issuance of such preferred stock could, among other things:

—	adversely affect the voting, dividend and liquidation rights with respect to the common stock;

—	discourage an unsolicited proposal to acquire us; or

—	facilitate a particular business combination involving us.

Any of these actions, plus those which follow in the remainder of this “Description of share capital” section, could discourage a transaction that some or a majority of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their stock over its then market price.

Certain Anti-Takeover Provisions

Our By-Laws, as amended and restated (the “By-Laws”), provide that:

—	directors may be removed from office only for cause and only with the affirmative vote of the shareholders or the board of directors; and

—	advance notice of shareholder nominations for the elections of directors must be given in the manner provided by the By-Laws.

We are a New York corporation and our internal corporate arrangements are governed by the New York Business Corporation Law (“NYBCL”). Under the NYBCL, a “merger moratorium” statute would prohibit any business combination with an “interested shareholder” (as defined in the statute) for a five year period, unless the combination is approved by Flowserve’s board of directors. In addition, amendments which make changes relating to the capital stock by increasing or decreasing the par value or the aggregate number of authorized shares of a class, or otherwise adversely affecting the rights of such class, must be approved by the majority vote of each class or series of stock affected, even if such stock would not otherwise have such voting rights.

In addition, our Restated Certificate of Incorporation requires a two-thirds vote of the outstanding stock of Flowserve entitled to vote thereon to approve certain transactions with a Related Corporation (as defined therein) or to amend such provision in our Restated Certificate of Incorporation.

The noted merger moratorium statute and the noted required supermajority shareholder vote and the other matters described above may make it more difficult to change the composition of our board of directors and may discourage or make difficult any attempt by a person or group to obtain control of Flowserve.

Description of debt securities and guarantees

The following summary of the terms of our debt securities describes general terms that apply to the debt securities. The particular terms of any debt securities will be described more specifically in the prospectus supplement relating to such debt securities. We may issue debt securities in one or more series under an indenture between us and U.S. Bank National Association, as trustee, unless otherwise specified in the prospectus supplement.

The terms of the debt securities will include those stated in the indenture (including any supplemental indenture that specifies the terms of a particular series of debt securities) as well as those made part of the indenture by reference to the Trust Indenture Act of 1939. The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939. The form of the indenture has been filed with the SEC as an exhibit to the registration statement, of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you. For more information on how you can obtain a copy of the form of the indenture, see “Where you can find additional information.”

In this summary description of debt securities and guarantees, all references to “we,” “us,” “our” and the “Company” refer solely to Flowserve Corporation and not to any of its subsidiaries.

The debt securities may have the benefit of guarantees, which we refer to as a guarantee, by one or more of our subsidiaries. We refer to our subsidiaries that provide a guarantee as a “guarantor”. If a guarantor issues guarantees, the guarantees will be the general, unsecured obligations of the respective guarantors. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term “guaranteed debt securities” means debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by one or more guarantors pursuant to the indenture.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent general, unsecured obligations of Flowserve and will rank equally with all of our other unsecured indebtedness. The debt securities will be effectively subordinated to, and thus have a junior position to, any secured indebtedness we may have with respect to the assets securing that indebtedness.

The debt securities will effectively rank junior to all liabilities of our subsidiaries that do not guarantee the debt securities (excluding any amounts owed by such subsidiaries to the Company or any guarantor). Claims of creditors of our subsidiaries that do not guarantee the debt securities generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of any debt securities. Accordingly, any debt securities will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of such subsidiaries.

You should read the particular terms of the debt securities, which will be described in more detail in the prospectus supplement.

The following summary of our debt securities is not complete and may not contain all of the information you should consider. This description is subject to and qualified in its entirety by reference to the indenture and any form of certificates evidencing the debt securities.

General

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium or at a discount and, unless otherwise provided in the applicable supplemental indenture, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except that the additional debt securities may have a different date of original issuance, offering price and first interest payment date, and, unless otherwise provided in the applicable prospectus supplement, will be consolidated with, and form a single series with, such outstanding debt securities. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC. The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

—	the title of the series;

—	the aggregate principal amount;

—	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

—	any limit on the aggregate principal amount;

—	the date or dates on which principal is payable;

—

the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates and the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

—	the place or places where principal and, if applicable, premium and interest, is payable;

—	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

—	our obligation, if any, to redeem, purchase or repay debt securities of the series pursuant to any sinking fund;

—	the denominations in which such debt securities may be issuable, if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;

—	whether the debt securities are to be issuable in the form of certificated debt securities (as described below) or global debt securities (as described below);

—	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

—	the currency of denomination;

—	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

—

if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to such payments will be determined;

—

if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which such amounts will be determined;

—	the provisions, if any, relating to any collateral provided for such debt securities;

—	the provisions, if any, with respect to amortization;

—	any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the indenture;

—

any additional means of satisfaction and discharge of the indenture and any additional conditions or limitations to discharge with respect to the debt securities and the related guarantees, or any modifications of or deletions from such conditions or limitations;

—	any deletions or modification of or additions to the events of default, described in this prospectus or in the indenture;

—	any terms and conditions restricting the declaration of dividends or requiring the maintenance of any asset ratio or the creation or maintenance of reserves;

—	any provisions restricting the incurrence of additional debt or the issuance of additional securities;

—	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents;

—	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to our other indebtedness;

—

whether the debt securities will be guaranteed by any guarantors and, if so, the identity of the guarantors and, to the extent the terms thereof differ from those described in this prospectus, a description of the terms of the guarantees;

—	any restrictions or other provisions with respect to the transfer or exchange of the debt securities;

—

whether the debt securities will be convertible to or exchangeable for capital stock, other debt securities, warrants, other equity securities, or any of our other securities or property, and, if applicable, the terms and conditions for doing so;

—	whether the debt securities will be defeasible;

—	the priority and kind of any lien securing the debt securities and a brief identification of the principal properties subject to such lien; and

—	any other terms of the debt securities.

We may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of such debt securities in accordance with the terms of the indenture. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Exchange and/or Conversion Rights

We may issue debt securities which can be exchanged for or converted into shares of common stock or preferred stock. If we do, we will describe the terms of exchange or conversion in the prospectus supplement relating to these debt securities.

Guarantees

The debt securities of any series may be guaranteed by one or more of our subsidiaries. However, the indenture will not require that any of our subsidiaries be a guarantor of any series of debt securities. As a result, a series of debt securities may not have any guarantors, and the guarantors of any series of guaranteed debt securities may differ from the guarantors of any other series of guaranteed debt securities. If the Company issues a series of guaranteed debt securities, the identity of the specific guarantors of the debt securities of that series will be identified in the applicable prospectus supplement.

If we issue a series of guaranteed debt securities, we will describe the particular terms of the guarantees of each such series in a prospectus supplement relating to that series, which we will file with the SEC. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on each debt security of such series, all in accordance with the terms of such debt securities and the indenture.

The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law.

Unless otherwise specified in the applicable prospectus supplement, a guarantor’s guarantee will represent general, unsecured obligations of such guarantor and will rank equally with all other unsecured indebtedness of such guarantor. A guarantor’s unsecured guarantee will be effectively subordinated to, and thus have a junior position to, any secured indebtedness a guarantor may have with respect to the assets securing that indebtedness.

The guarantee of a guarantor will effectively rank junior to all liabilities of such guarantor’s subsidiaries that are not also guarantors (excluding any amounts owed by such subsidiaries to the guarantor). Claims of creditors of non-guarantor subsidiaries of a guarantor generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of such guarantor, including holders of any debt securities. Accordingly, any guarantee will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of such subsidiaries.

Each guarantor that makes a payment under its guarantee will be entitled, upon payment in full of all guaranteed obligations under the indenture, to contribution from each other guarantor in an amount equal to such other guarantor’s pro rata portion of such payment based on the respective net assets of all the guarantors at the time of such payment.

If a guarantee were rendered void or voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable guarantor, and, depending on the amount of such indebtedness, a guarantor’s liability on its guarantee could be reduced to zero.

The guarantee of a guarantor will be automatically and unconditionally released and discharged, without the consent of the holders of the debt securities, and no further action by us, any guarantor or the trustee shall be required for such release (unless we shall notify the trustee that no release and discharge shall occur as a result thereof) upon:

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the sale or other disposition (including by way of consolidation or merger) of such guarantor to a person or entity other than us or any of our subsidiaries in a transaction or series of transactions not prohibited by the indenture;

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the sale or other disposition of all or substantially all of the assets of such guarantor to a person or entity other than us or any of our subsidiaries in a transaction or series of transactions not prohibited by the indenture;

—

our exercise of our legal defeasance or covenant defeasance options under the indenture or the satisfaction and discharge of our obligations under the indenture in accordance with the terms of the indenture; or

—	the delivery of an officer’s certificate to the trustee that such guarantor does not guarantee our obligations under our primary bank credit facility.

At any time after the issuance of the debt securities, including following any release of a guarantor from its guarantee, we will cause any of our subsidiaries that is a guarantor under our primary bank credit facility to execute and deliver to the trustee a supplemental indenture pursuant to which such subsidiary will guarantee payment of the notes on the same terms and conditions as those set forth in the indenture. Thereafter, such subsidiary shall be a guarantor for all purposes of the notes unless and until such guarantee is released in accordance with the provisions of the indenture.

Form of Security

We may issue debt securities that will be represented by either:

—	“book-entry securities,” which means that there will be one or more global securities registered in the name of a depositary or a nominee of a depositary; or

—	“certificated securities,” which means that they will be represented by a certificate issued in definitive registered form.

We will specify in the prospectus supplement applicable to a particular offering whether the debt securities offered will be book-entry or certificated securities.

Certificated Debt Securities

If you hold certificated debt securities, you may transfer or exchange such debt securities at the trustee’s office or at the paying agent’s office or agency in accordance with the terms of the indenture. You will not be charged a service charge for any transfer or exchange of certificated debt securities but may be required to pay an amount sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange.

You may effect the transfer of certificated debt securities and of the right to receive the principal of, premium and/or interest, if any, on the certificated debt securities only by surrendering the certificate representing the certificated debt securities and having us or the trustee issue a new certificate to the new holder.

Global Securities

If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary, and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

The prospectus supplement will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of our Company, the trustee, any paying agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

No Protection in the Event of Change of Control

The indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of Flowserve, or a highly leveraged transaction. If we offer any covenants or provisions of this type with respect to any debt securities covered by this prospectus, we will describe them in the applicable prospectus supplement.

Covenants

Unless otherwise indicated in this prospectus or a prospectus supplement, the debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants in respect of a series of debt securities.

Consolidation, Merger and Sale of Assets

The indenture provides that we will not, in a single transaction or through a series of related transactions, (1) consolidate with or combine with or merge with or into, directly or indirectly, any other person or persons or sell, assign (excluding any assignment solely as collateral for security purposes under a credit facility but not any outright assignment upon the foreclosure of any such collateral), transfer, lease or otherwise dispose of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any other person or persons, or (2) permit any person to consolidate with or combine with or merge into us, unless:

—

(i) we are the surviving person or (ii) if we are not the surviving person, then the surviving person formed by such consolidation or into which we are merged or the person to which our properties and assets are so transferred shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, on condition that the surviving person shall execute and deliver to the trustee a supplemental indenture expressly assuming the Company’s obligations under the debt securities and the indenture;

—	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture; and

—

we or the surviving person will have delivered to the trustee an officers’ certificate and opinion of counsel stating that the transaction or series of related transactions and supplemental indenture, if any, complies with the indenture.

Upon any such consolidation, merger or transfer, the surviving person (if not us) shall succeed to, and be substituted for, and may exercise every right and power of ours, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease. Notwithstanding the foregoing, if all of the securities outstanding under the indenture have the benefit of securities guarantees, the Company may merge or consolidate into or with, or directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all of its assets, to any guarantor of the securities.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, the following events will be events of default under the indenture with respect to each series of debt securities:

—	default for 30 days in payment of any interest due and payable on the debt securities of that series;

—	default in payment of principal of the debt securities of that series when due and payable, whether at maturity or upon acceleration, redemption, required repurchase or otherwise;

—

our failure to comply with the covenant described under “—Consolidation, Merger and Sale of Assets,” or our failure, for 180 days after written notice to us by the trustee or holders of at least 25% in aggregate principle amount of the outstanding securities in that series to comply with the reporting requirements under the indenture;

—	default in our performance of any other covenants or agreements in respect of the debt securities of that series contained in the indenture or the debt securities of that series for

90 days after written notice is received by us from the trustee, or received by us and the trustee from the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding;

—	our failure to deposit any sinking fund payment, if any, when due, in respect of any debt security of that series;

—

if any guarantor has guaranteed the debt securities of such series, the guarantee of any such guarantor is held to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the indenture) or any guarantor of that series or any person acting on behalf of any guarantor denies or disaffirms such guarantor’s obligations under its guarantee (other than by reason of a release or termination of such guarantor from its guarantee in accordance with the terms of the indenture); and

—	certain events of bankruptcy, insolvency and reorganization of us or our “significant subsidiaries” (as defined and further described in the indenture).

We may change, eliminate or add to the events of default with respect to any particular series or any particular debt securities within a series, as indicated in the applicable prospectus supplement. A default under one series of debt securities will not necessarily be a default under any other series.

The indenture provides that, while the trustee generally must mail notice of a default or event of default to the registered holders of the debt securities of the relevant series within the later of 30 days after obtaining knowledge of such default or 90 days of occurrence, the trustee may withhold notice of any default or event of default (except in payment on the debt securities) if the trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of that series of debt securities.

The indenture provides that if an event of default occurs and is continuing with respect to the debt securities of a series, the trustee may, and at the direction of the registered holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series shall, declare the principal amount plus accrued and unpaid interest, if any, on the debt securities of that series to be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of us occurs, the principal amount plus accrued and unpaid interest, if any, on the debt securities of the relevant series will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all events of default with respect to the debt securities of the relevant series have been cured (other than the nonpayment of principal of the debt securities of such series which has become due solely by reason of the declaration of acceleration), then the registered holders of a majority in aggregate principal amount of debt securities of that series may rescind the declaration of acceleration.

The holders of a majority in principal amount of the outstanding debt securities of a series generally, by written notice to the trustee, may waive any existing or past default or event of default under the indenture or the debt securities of that series. However, those holders may not waive any default or event of default regarding any payment on any note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected as described below.

A holder of debt securities of a series may not pursue any remedy under the indenture or the debt securities of any series unless:

—	the holder gives the trustee written notice of a continuing event of default for the debt securities of that series;

—	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

—	the holder offers to the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense;

—	the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

—	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

These provisions, however, do not affect the right of a holder of debt securities of a series to sue for enforcement of payment of the principal of or interest on the holder’s debt securities on or after the respective due dates expressed in its debt securities.

We will deliver certificates to the trustee annually regarding our compliance with our obligations under the indenture. Upon our becoming aware of any default or event of default, we are required within seven business days to deliver to the trustee a statement specifying such default or event of default.

Modification and Waiver

From time to time, we and the trustee may, without the consent of holders of debt securities of one or more series, amend or supplement the indenture or debt securities of one or more series, or waive compliance in a particular instance by us with any provision of the indenture or debt securities:

—	to cure any ambiguity, omission, defect or inconsistency that does not adversely affect holders of debt securities of the relevant series in any material respect;

—	to provide for the assumption of our or a guarantor’s obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

—

to provide any security for or provide or modify any guarantees of debt securities, or release any guarantees of the debt securities, so long as such modification or release is otherwise permitted under the indenture, or to add any guarantor with respect to the debt securities of any series by executing a supplemental indenture and/or a guarantee with respect to such series;

—	to comply with any requirement in connection with the qualification of the indenture under the Trust Indenture Act of 1939;

—	to add covenants to debt securities of any series for the benefit of the holders of such debt securities or to surrender any rights we or any guarantor have under the indenture;

—	to add events of default with respect to debt securities of the relevant series;

—	to add circumstances under which we will pay additional interest on debt securities of the relevant series;

—

to make any change that would provide any additional rights or benefits to the holders of debt securities of any series and guarantees or that does not adversely affect the rights under the indenture of any such holder in any material respect;

—	to conform the provisions of the indenture to the “Description of debt securities and guarantees” section in this prospectus and any applicable prospectus supplement;

—	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

—	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

—	to change or eliminate any of the provisions of the indenture, on condition that any such change or elimination will become effective only when there is no outstanding debt security of any series created prior to the execution of such amendment or supplemental indenture that is adversely affected by such change in or elimination of such provision;

—

to supplement any of the provisions of the indenture to such extent as will be necessary to permit or facilitate the defeasance and discharge of any series of debt securities as permitted under the indenture relating to such series; provided that any such action will not adversely affect the interests of the holders of debt securities of that or any other series in any material respect; or

—

to evidence and provide for the acceptance under the indenture by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee.

From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of an outstanding series of debt securities, amend or supplement the indenture or the debt securities series, or waive compliance in a particular instance by us with any provision of the indenture or the debt securities. We may not, however, without the consent of each holder affected by such action, modify or supplement the indenture or the debt securities or waive compliance with any provision of the indenture or the debt securities in order to:

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make any change in the percentage of principal amount of debt securities of that series whose holders must consent to an amendment, supplement or waiver or to make any change in this provision for modification;

—	reduce any rate of interest or change the time for payment of interest on debt securities of that series;

—	reduce the principal amount of debt securities of that series or change their final stated maturity;

—	make payments on the notes payable in currency other than as originally stated in debt securities of that series;

—

reduce the amount payable, including any premium payable upon, the optional or mandatory redemption or repurchase of any debt security or change the time (other than amendments related to notice provisions) at which any debt security may be redeemed;

—	release any guarantor from any of its obligations under its guarantee or the indenture other than in accordance with the terms of the indenture;

—	change the provisions relating to the waiver of past defaults or impair the holder’s right to institute suit for the enforcement of any payment on debt securities; or

—

waive a continuing default or event of default regarding any principal or interest payment on debt securities of that series (except a rescission of acceleration of debt securities by holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration).

Special Rules for Action by Holders

Only holders of outstanding debt securities of the applicable series will be eligible to take any action under the indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. Any debt securities owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding. Any required approval or waiver must be given by written consent.

In some situations, we may follow special rules in calculating the principal amount of debt securities that are to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Discharge

We may satisfy and discharge our obligations under one or more series of debt securities and the indenture (a) by delivering, if applicable, to the trustee for cancellation all outstanding debt securities of that series or (b) by depositing with the trustee as trust funds in trust solely for the benefit of the holders of such debt securities, after the debt securities of that series have become due and payable, or will become due and payable within one year by reason of the mailing of a notice of redemption, (i) cash in U.S. dollars, (ii) non-callable U.S. government obligations, or (iii) a combination of both, in any case sufficient to pay and discharge the entire indebtedness on such debt securities of that series not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest and any additional amounts (as further defined in the indenture), if any, to the date of maturity or redemption. Such discharge is subject to terms contained in the indenture.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture.

If we deposit with the trustee under the indenture any combination of money or government securities sufficient, in the opinion of an independent firm of certified public accountants, to make payments on the debt securities of a series issued under that indenture on the dates those payments are due, then, at our option, either of the following will occur:

—	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

—

we will no longer have any obligation to comply with specified restrictive covenants, if any, with respect to the debt securities of that series and other specified covenants under the indenture, and the related events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is defeased, the holders of the debt securities of that series will not be entitled to the benefits of the indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold money for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities will also survive.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for

U.S. federal income tax purposes and that the holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Regarding the Trustee

We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the applicable debt securities. If the trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee.

If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of debt securities only after those holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture, the debt securities and any guarantees will be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

Payments and Paying Agents

Unless we inform you otherwise in a prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive payments will be governed by the rules and practices of the depositary and its participants.

Unless we inform you otherwise in a prospectus supplement, the trustee under the indenture will be designated as the paying agent for payments on debt securities issued under the indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day with the same force and effect as if made on such interest payment date, and no additional interest will accrue solely as a result of such delayed payment. For these purposes, unless we inform you otherwise in a prospectus supplement, a “business day” is any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment on the debt securities of that series are authorized or required by law to close.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of one year after the amount is due to a holder will be repaid to us. After that one-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Redemption or Repayment

If there are any provisions regarding redemption or repayment applicable to a debt security, we will describe them in the applicable prospectus supplement. Notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent (such as the consummation of refinancings or acquisitions, whether of the Company or by the Company).

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be delivered in person, by facsimile (or other electronic means), sent by first-class mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given at the time of delivery, if in person, when receipt is acknowledged, if sent by facsimile (or other electronic means), or five calendar days after being deposited in the mail, if mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Plan of distribution

We may sell our securities in any one or more of the following ways from time to time: (1) through agents; (2) to or through underwriters; (3) through brokers or dealers; (4) directly by us to purchasers, including through a specific bidding, auction or other process; or (5) through a combination of any of these methods of sale. The applicable prospectus supplement will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Any such agent may be deemed to be an “underwriter,” as that term is defined in the Securities Act, of the securities so offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters are subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if they purchase any of them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in cross trades, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be “underwriters” within the meaning of the Securities Act with respect to any resale thereof.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.

We may also sell shares of our common stock through various arrangements involving mandatorily or optionally convertible or exchangeable securities, and this prospectus may be delivered in connection with those sales.

We may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into, exchangeable for or representing beneficial interests in securities covered by this prospectus, or the return of which is derived in whole or in part from the value of such securities. The third parties may use securities received under derivative, sale or forward sale transactions or securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those transactions to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent will be in amounts to be negotiated in connection with transactions involving shares and might be in excess of customary commissions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Any securities offered other than common stock will be a new issue and, other than the common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement for such securities.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” certain information we have filed with them, which means that we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below:

—	Our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on February 22, 2012;

—	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 filed with the SEC on April 30, 2012;

—	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012 filed with the SEC on July 30, 2012;

—	Our Current Report on Form 8-K filed with the SEC on January 11, 2012;

—	Our Current Report on Form 8-K filed with the SEC on May 22, 2012;

—	Our Current Report on Form 8-K filed with the SEC on May 31, 2012;

—	Our Current Report on Form 8-K filed with the SEC on June 18, 2012;

—	Our Current Report on Form 8-K filed with the SEC on August 20, 2012;

—	Our Current Report on Form 8-K filed with the SEC on August 30, 2012; and

—

The description of our common stock, par value $1.25 per share, contained in our Registration Statement on Form 8-A filed with the SEC on July 10, 1997, including any subsequent amendment or any report filed for the purpose of updating such description.

In addition, all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the initial filing of the registration statement related to this prospectus and prior to the termination of the offering of the securities described in this prospectus, shall be deemed to be incorporated by reference herein and to be part of this prospectus from the respective dates of filing such documents. Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K (including any Form 8-K itemized above), including the related exhibits, nor in any document or information deemed to have been “furnished” and not “filed” in accordance with SEC rules.

Information contained in this prospectus modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

We will provide, upon written or oral request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of these filings (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) at no cost. We can be contacted at the address and phone number indicated below:

Flowserve Corporation

5215 N. O’Connor Boulevard

Suite 2300

Irving, Texas 75039

(972) 443-6500

Our incorporated reports and other documents may be accessed at our website address: www.flowserve.com or by contacting the SEC as described below in “Where you can find additional information.”

The information contained on our website does not constitute a part of this prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

Where you can find additional information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings, and this registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Legal matters

Unless we state otherwise in the applicable prospectus supplement, the validity of the securities being offered by this prospectus will be passed upon for us by Haynes and Boone, LLP, Dallas, Texas. Any underwriters or agents will be represented by their own legal counsel, who will be identified in the applicable prospectus supplement.

Experts

The financial statements incorporated in this prospectus by reference to Flowserve Corporation’s Current Report on Form 8-K dated August 30, 2012, the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Flowserve Corporation for the year ended December 31, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.